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                                                                     EXHIBIT 2.1

                                                               Execution Version

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                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                              FTI CONSULTING, INC.,

                          LI ACQUISITION COMPANY, LLC,

                           NEXTERA ENTERPRISES, INC.,

                                  LEXECON INC.,

                              CE ACQUISITION CORP.

                                       AND

                              ERG ACQUISITION CORP.

                            DATED: SEPTEMBER 25, 2003

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                                TABLE OF CONTENTS

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Article I         ASSETS TO BE PURCHASED........................................................................     1

         Section 1.1.          Description of Assets............................................................     1

         Section 1.2.          Excluded Assets..................................................................     3

         Section 1.3.          Consent to Assignment of Certain Assets..........................................     4

Article II        ASSUMPTION OF OBLIGATIONS.....................................................................     5

         Section 2.1.          Assumption of Certain Obligations................................................     5

         Section 2.2.          Excluded Liabilities; Buyer Not Successor........................................     5

Article III       PURCHASE PRICE................................................................................     6

         Section 3.1.          Consideration....................................................................     6

         Section 3.2.          Payment..........................................................................     6

         Section 3.3.          Purchase Price Allocation........................................................     7

         Section 3.4.          Transfer Taxes...................................................................     7

         Section 3.5.          Closing Balance Sheet; Accounts Receivable; Escrow Amount........................     7

         Section 3.6.          Accounts Receivable and Prepaid Expenses.........................................    11

Article IV        CLOSING AND POST-CLOSING COOPERATION..........................................................    11

         Section 4.1.          Closing..........................................................................    11

         Section 4.2.          Actions of Sellers at Closing....................................................    12

         Section 4.3.          Actions of Buyer at Closing......................................................    12

         Section 4.4.          Additional Acts..................................................................    12

Article V         REPRESENTATIONS AND WARRANTIES OF NEXTERA AND SELLERS.........................................    12

         Section 5.1.          Corporate Organization...........................................................    12

         Section 5.2.          Authorization of Sellers.........................................................    13

         Section 5.3.          Financial Statements.............................................................    14

         Section 5.4.          Absence of Certain Changes or Events.............................................    14

         Section 5.5.          Undisclosed Liabilities..........................................................    16

         Section 5.6.          Taxes............................................................................    17

         Section 5.7.          Compliance With Law..............................................................    18

         Section 5.8.          Proprietary Rights...............................................................    18

         Section 5.9.          Insurance........................................................................    19

         Section 5.10.         Bank Accounts, Depositories, Powers of Attorney..................................    19
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         Section 5.11.         Title to Properties..............................................................    19

         Section 5.12.         Brokers, Finders.................................................................    20

         Section 5.13.         Legal Proceedings, etc...........................................................    20

         Section 5.14.         No Conflict or Default; Consents.................................................    20

         Section 5.15.         Labor Relations..................................................................    21

         Section 5.16.         Employee Benefit Plans; ERISA....................................................    22

         Section 5.17.         Contracts and Commitments........................................................    23

         Section 5.18.         Receivables; Payables............................................................    24

         Section 5.19.         Books of Account; Records........................................................    24

         Section 5.20.         Officers, Employees and Compensation.............................................    24

         Section 5.21.         Real Property Leases.............................................................    25

         Section 5.22.         Personal Property Leases.........................................................    25

         Section 5.23.         Environmental Matters............................................................    25

         Section 5.24.         Complete Disclosure..............................................................    26

         Section 5.25.         Agreements and Transactions with Related Parties.................................    26

         Section 5.26.         Clients and Customers............................................................    26

         Section 5.27.         Work-In-Process..................................................................    27

         Section 5.28.         Solvency.........................................................................    27

         Section 5.29.         No Other Representations.........................................................    28

Article VI        REPRESENTATIONS AND WARRANTIES OF BUYER AND FTI...............................................    28

         Section 6.1.          Organization.....................................................................    28

         Section 6.2.          Authorization of Buyer...........................................................    28

         Section 6.3.          Non-Contravention................................................................    28

         Section 6.4.          Brokers..........................................................................    29

         Section 6.5.          Legal Proceedings, etc...........................................................    29

Article VII       COVENANTS OF SELLERS AND NEXTERA..............................................................    29

         Section 7.1.          Change of Name; Use of Name......................................................    29

         Section 7.2.          Conduct of Business Prior to the Closing.........................................    29

         Section 7.3.          Stockholder Meeting..............................................................    32

         Section 7.4.          Non-Solicitation.................................................................    32

         Section 7.5.          Payoff of Indebtedness...........................................................    34
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         Section 7.6.          Employment Agreements............................................................    35

         Section 7.7.          Covenant Against Hiring..........................................................    35

         Section 7.8.          Noncompetition...................................................................    35

         Section 7.9.          Legal Examination and Investigation..............................................    35

         Section 7.10.         Notice of Events.................................................................    36

         Section 7.11.         Tail Insurance...................................................................    36

Article VIII      COVENANTS OF SELLERS AND BUYER ...............................................................    36

         Section 8.1.          Hart-Scott-Rodino and Other Filings..............................................    36

         Section 8.2.          Proxy Statement..................................................................    37

         Section 8.3.          Public Announcements.............................................................    37

         Section 8.4.          Employment Matters...............................................................    37

         Section 8.5.          Confidentiality Agreement........................................................    39

         Section 8.6.          Efforts to Satisfy Conditions....................................................    39

         Section 8.7.          Bulk Sales.......................................................................    39

Article IX        CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER AND FTI..........................................    39

         Section 9.1.          Nextera Stockholder Approval.....................................................    39

         Section 9.2.          HSR Act; Consents; Filings.......................................................    39

         Section 9.3.          Representations and Warranties...................................................    40

         Section 9.4.          Officers' Certificate............................................................    40

         Section 9.5.          Closing Certificates.............................................................    40

         Section 9.6.          Voting Agreement.................................................................    41

         Section 9.7.          Opinion of Counsel...............................................................    41

         Section 9.8.          Solvency Opinion/Fair Value......................................................    41

         Section 9.9.          Fairness Opinion.................................................................    41

         Section 9.10.         Performance of Agreement.........................................................    41

         Section 9.11.         No Adverse Change................................................................    41

         Section 9.12.         No Proceedings...................................................................    41

         Section 9.13.         Employment Agreements............................................................    42

         Section 9.14.         Assignment of Leases.............................................................    42

         Section 9.15.         Bill of Sale.....................................................................    42
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         Section 9.16.         Transfer of Name and other Proprietary Rights....................................    42

         Section 9.17.         Receipt..........................................................................    42

         Section 9.18.         Evidence of Payoff...............................................................    42

         Section 9.19.         Non-Compete Payments.............................................................    42

         Section 9.20.         "FIRPTA" affidavits..............................................................    43

         Section 9.21.         Other............................................................................    43

Article X         CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS................................................    43

         Section 10.1.         Nextera Stockholder Approval.....................................................    43

         Section 10.2.         HSR Act; Consents; Filings.......................................................    43

         Section 10.3.         Representations and Warranties...................................................    43

         Section 10.4.         Officer' Certificate.............................................................    43

         Section 10.5.         Closing Certificates.............................................................    44

         Section 10.6.         Solvency Opinion/Fair Value......................................................    44

         Section 10.7.         Fairness Opinion.................................................................    44

         Section 10.8.         Assumption Agreement.............................................................    44

         Section 10.9.         Opinion of Counsel...............................................................    44

         Section 10.10.        Payments at Closing..............................................................    44

         Section 10.11.        Performance of Agreement.........................................................    45

         Section 10.12.        No Adverse Proceeding............................................................    45

Article XI        INDEMNIFICATION...............................................................................    45

         Section 11.1.         Survival of Representations, Warranties and Agreements...........................    45

         Section 11.2.         Indemnification by Sellers and Nextera...........................................    45

         Section 11.3.         Indemnification by Buyer and FTI.................................................    46

         Section 11.4.         Limitations on Indemnification...................................................    47

         Section 11.5.         Procedure for Indemnification with Respect to Third-Party Claims.................    48

         Section 11.6.         Insurance Proceeds; Recoveries under Section 3.5.................................    48

Article XII       TERMINATION...................................................................................    49

         Section 12.1.         Termination......................................................................    49

         Section 12.2.         Effect of Termination............................................................    50

         Section 12.3.         Fees And Expenses................................................................    52
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Article XIII      MISCELLANEOUS PROVISIONS......................................................................    52

         Section 13.1.         Notices..........................................................................    52

         Section 13.2.         Entire Agreement.................................................................    53

         Section 13.3.         Binding Effect; Assignment.......................................................    53

         Section 13.4.         Captions.........................................................................    53

         Section 13.5.         Waiver; Consent..................................................................    53

         Section 13.6.         No Third Party Beneficiaries.....................................................    53

         Section 13.7.         Counterparts.....................................................................    53

         Section 13.8.         Gender...........................................................................    53

         Section 13.9.         Remedies of Buyer................................................................    54

         Section 13.10.        No Personal Liability............................................................    54

         Section 13.11.        Governing Law....................................................................    54

         Section 13.12.        Definitions......................................................................    54
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                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement (this "AGREEMENT") is made as of September 25, 2003, by and among FTI Consulting, Inc., a Maryland corporation ("FTI"), LI Acquisition Company, LLC, a Maryland limited liability company and a wholly-owned subsidiary of FTI ("BUYER"), Nextera Enterprises, Inc., a Delaware corporation ("NEXTERA"), Lexecon Inc., an Illinois corporation and a wholly-owned subsidiary of Nextera ("LEXECON"), CE Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Lexecon ("CE"), and ERG Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Lexecon ("ERG" and, together with Lexecon and CE, collectively, the "SELLERS"). FTI, Buyer, Nextera and Sellers are hereinafter sometimes referred to herein as the "PARTIES".

                             PRELIMINARY STATEMENTS

         A. Sellers are in the business of providing economics consulting services, including litigation support, public policy studies and business consulting (the "BUSINESS").

         B. Sellers and Nextera desire to sell and Buyer desires to purchase substantially all the assets of Sellers and Nextera used in the Business and assume the Assumed Liabilities, on the terms and conditions set forth in this Agreement.

         C. Concurrently with the execution of this Agreement, certain stockholders have executed and delivered to Buyer the voting agreement in the form attached hereto as Exhibit A (the "VOTING AGREEMENT").

         D.       Certain defined terms used in this Agreement are defined in
Section 13.12 below.

         NOW, THEREFORE, in consideration of these premises, the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

                                    ARTICLE I

                             ASSETS TO BE PURCHASED

         Section 1.1. Description of Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Sellers shall convey, sell, transfer, assign and deliver to Buyer, and Buyer shall purchase and assume from Sellers, all right, title and interest of Sellers at the Closing in and to all of the assets, properties, rights (contractual or otherwise) and business of Sellers of every kind, nature and description, real, personal and mixed, tangible and intangible, known or unknown, wherever located that are owned or used by Sellers, including, without limitation Sellers' Cambridge, Massachusetts (both Harvard Square and Kendall Square) and Chicago, Illinois operations, related to or used by or in the Business, and including, without limiting the generality of the foregoing, but excluding the Excluded Assets:

                  (a) All rights and claims under leases of real property used in the Business, including those described on Schedule 1.1(a), along with all improvements, appurtenant

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         rights, easements and privileges appertaining or relating thereto (the
         "REAL PROPERTY LEASES");

                  (b) All equipment, furniture, supplies, including, to the extent assignable by Sellers, off-the-shelf software and other tangible personal property used in or by the Business and owned or used by Sellers (the "PERSONAL PROPERTY");

                  (c) All claims and rights, including refunds, under court approved retentions, contracts, agreements, contract rights, license agreements, franchise rights and agreements, purchase and sales orders, quotations and executory commitments, instruments, guaranties, indemnifications, leases, the existing "key man" insurance policies listed on Schedule 1.1(c), arrangements, and understandings of Sellers or Nextera related to the Business, whether oral or written, to which Sellers or Nextera is a party, in each case, to the extent assignable by Sellers or Nextera (whether or not legally bound thereby) (the "CONTRACTS");

                  (d) All client work and client work product related to the Business that has been performed or is in the process of being performed on the Closing Date, which has not yet been completed or has not yet been billed and which is reasonably expected to be ultimately billed in the ordinary course of business (the "WORK-IN-PROCESS");

                  (e) All automobiles and other vehicles used in or by the Business and owned or used by Sellers;

                  (f) All franchises, licenses, permits, consents, authorizations, approvals, and certificates of any regulatory, administrative or other Governmental Authority or body related to the Business, including those described on Schedule 1.1(f) (the "Permits");

                  (g) All (i) patents and patent applications (collectively, "PATENTS"); (ii) trademarks, service marks, logos, symbols, and trade names and all goodwill associated therewith (collectively, "MARKS"); (iii) copyrights and registrations and applications therefor (collectively, "COPYRIGHTS"); (iv) except as described on Schedule 1.1(g), trade secrets, processes, proprietary knowledge (collectively, "TRADE SECRETS"); (v) except as described on
         Schedule 1.1(g), computer programs and software, (collectively, "SOFTWARE"); and (vi) licenses, sublicenses or agreements in respect thereof which Sellers own or have the right to use or to which Sellers are a party and which are used by or in connection with the Business (collectively "LICENSES" and together with the Patents, Marks, Copyrights, Trade Secrets and Software, the "PROPRIETARY RIGHTS"), including, in each case, those described on Schedule 1.1(g);

                  (h) All claims and rights under leases of equipment, vehicles or other tangible personal property used in or by the Business, including those described on Schedule 1.1(h) (the "PERSONAL PROPERTY LEASES");

                  (i) Except for the Withheld Receivables, all accounts and notes receivable, investments, deposits and prepaid expenses related to the Business (the "RECEIVABLES");

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                  (j)      All marketable and non-marketable securities and
         other investments, all rights in any funds of any nature (including, without limitation, funds relating to vacation pay, workers' compensation, unemployment compensation and other employee benefits), utility deposits, deposits under Real Property Leases owned by Sellers and related to the Business, wherever maintained or held, but excluding any letters of credit posted by Sellers or Nextera as deposits under such Real Property Leases;

                  (k) All rights of Sellers or Nextera under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers and contractors in connection with products sold, services provided, or property leased to Sellers or Nextera related to the Business or made by Sellers or Nextera in connection with services performed by Sellers related to the Business, or affecting the property, machinery or equipment used in or by the Business (the "WARRANTIES");

                  (l) All causes of action, judgments and claims or demands against others of whatever kind or description related to the Business (the "CLAIMS");

                  (m) All books of account, customer lists, price lists, correspondence, data, sales literature, sales data, accounting information relating to the Business, client files (for active and inactive matters), books and records, files, personnel files of Sellers' employees who are employed by Buyer from and after the Closing, data bases, manuals, e-mails, ledgers, papers and records and tax returns, in whatever form or medium related to the Business (the "BUSINESS RECORDS");

                  (n)      All goodwill related to the Business (the
         "GOODWILL");

                  (o) All telephone numbers, e-mail addresses, websites, domain names, servers and networks for any of Sellers' offices or facilities related to the Business, including, without limitation, the telephone numbers, e-mail addresses, domain names, websites, servers and networks listed on Schedule 1.1(o);

                  (p) All assets associated with the Assumed Employment Liabilities; and

                  (q) Except for the Excluded Assets (as defined in Section 1.2), all other property owned or used by Sellers or Nextera, whether tangible or intangible, used by or in the Business and located at any of the offices or facilities described on Schedule 1.1(a), whether or not reflected on any balance sheets of Sellers or Nextera.

The foregoing, which (except for the Excluded Assets) are hereinafter referred to as the "ASSETS," comprise substantially all of the property and assets used in the conduct and operation of the Business as of the date of this Agreement, and shall include all assets acquired in the ordinary course of the Business between the date of this Agreement and the Closing Date. At Closing, Sellers shall convey to Buyer good and marketable title to the Assets that are owned by Sellers and good title to the Assets that are not owned by Sellers, free and clear of all Encumbrances, except as expressly provided herein to the contrary.

         Section 1.2. Excluded Assets. There shall be excluded from the definition of Assets, and there shall be no conveyance, sale, transfer, assignment or delivery to Buyer of:

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                  (a)      All corporate minutes books, stock records, corporate
         seals, and treasury shares of Sellers (all of which shall be subject to Buyer's right to inspect and copy);

                  (b) Items disposed of between signing and Closing in the ordinary course of business consistent with this Agreement, and those items listed on Schedule 1.2(b);

                  (c)      All Withheld Receivables;

                  (d)      All capital stock of CE and ERG;

                  (e) All consideration received by Sellers or Nextera in the transactions contemplated by this Agreement;

                  (f) The Internet website found at the uniform resource locator www.nextera.com and all related websites, but excluding any websites listed on Schedule 1.1(o);

                  (g)      Copies of all records that are transferred to Buyer;
         and

                  (h) All Seller Plans and Non-Compete Agreements and all assets associated with the Seller Plans or the Non-Compete Agreements.

All of the assets excluded from the definition of Assets pursuant to this
Section 1.2 are hereinafter collectively referred to as the "EXCLUDED ASSETS."

         Section 1.3. Consent to Assignment of Certain Assets. Schedule 1.3 lists and describes all Assets which are non-assignable or the assignment of which pursuant hereto requires the consent of any other party as well as all consents of any Governmental Authority required to be obtained in connection with the transactions contemplated hereby. Notwithstanding anything to the contrary in this Agreement, to the extent that the assignment hereunder of any of the Assets shall require the consent of any other party (or in the event that any of the same shall be non-assignable), neither this Agreement nor any action taken pursuant to its provisions shall constitute an assignment or an agreement to assign if such assignment or attempted assignment would constitute a breach thereof or result in the loss or diminution thereof; provided, however, that in each such case, Sellers and Nextera shall each use their commercially reasonable efforts, and Buyer shall reasonably cooperate with Sellers and Nextera, to obtain the consent of such other party to an assignment to Buyer; provided, that neither Nextera nor any of Sellers will be required to pay any consent fees, commence any litigation or make any other concessions to any person in order to obtain any such consent. If such consent is not obtained, Sellers and Nextera shall cooperate with Buyer, in all material respects, to provide for Buyer the benefits of such Assets including, without limitation, enforcement for the account and benefit of Buyer of any and all rights of Sellers or Nextera against any other Person with respect to such Assets.

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                                   ARTICLE II

                            ASSUMPTION OF OBLIGATIONS

         Section 2.1. Assumption of Certain Obligations. Subject to the provisions of this Agreement, from and after the Closing Date, Buyer shall assume the following liabilities and obligations of Sellers, to the extent the same have not been discharged or satisfied prior to the Closing Date (the "ASSUMED LIABILITIES"):

                  (a) The ordinary operating liabilities of Sellers related to the Business that are due and payable after the Closing;

                  (b) The future payment and performance of the obligations accruing and arising after the Closing Date relating to the Assets, including, without limitation, customer contracts, Real Property Leases, Personal Property Leases, Permits and other Contracts assigned to Buyer at the Closing;

                  (c)      The Assumed Employment Liabilities; and

                  (d) Liabilities and obligations arising out of the Assets or related to the Business, but only to the extent such liabilities and obligations arise or are first required to be performed after the Closing Date.

         Section 2.2.      Excluded Liabilities; Buyer Not Successor.

                  (a)      Except as expressly provided to the contrary in
         Section 2.1 above, Buyer shall not by the execution and performance of this Agreement, or otherwise under any circumstance, assume or otherwise be responsible for any Liability or obligation of any nature of Nextera or Sellers, or claims of such Liability or obligation, including, without limitation, those arising from: (i) all Taxes of any kind whatsoever arising from the Assets or operation of the Business, but only to the extent attributable to any Pre-closing Tax Period; (ii) any occurrence or circumstance (whether known or unknown) which occurs or exists prior to the Closing Date and which constitutes, or which by the lapse of time or delivery of notice (or both) would constitute, a breach or default under any Real Property Leases, Permits, Personal Property Leases or other Contracts of Sellers or Nextera (whether written or oral); (iii) any occurrence or circumstance (whether known or unknown) which occurs or exists prior to the Closing Date and which constitutes, or which by the lapse of time or delivery of notice (or both) would constitute, a violation of the requirements of any Governmental Authority or of the rights of any third person, including, without limitation, requirements relating to the reporting or payment (or both) of federal, state, local or foreign income, property or other Taxes; (iv) Indebtedness of Sellers or Nextera; (v) any environmental Liabilities (including without limitation any environmental Liabilities related to the disclosures contained on Schedule 5.23), Liabilities for death or destruction of property or any Liabilities for breach of warranties of Sellers or Nextera in the provision of services or any Liabilities or any Liabilities for acts or omissions of Sellers or Nextera or their employees prior to the Closing Date, in each case arising from events or occurrences which occurred prior to the Closing Date;

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         (vi) any Seller Plan Liabilities that are not Assumed Employment
         Liabilities; (vii) any Liabilities, other than Assumed Employment Liabilities, that arise under Sellers' non-compete and employment agreements with Daniel Fischel, Dennis Carlton, Joseph Kalt and Jerry Hausman and any other employee of Sellers or Nextera, including, without limitation, any and all non-compete payments payable thereunder and the non-compete payments listed on Schedule 9.19 (including any and all possible payments relating to all future extensions thereof except extensions made by FTI or Buyer) (the "NON-COMPETE AGREEMENTS"); (viii) any Liabilities accruing on or prior to the Closing relating to Sellers' employment or termination of Sellers' employees that are not Assumed Employment Liabilities; (ix) any liability arising out of any Litigation pending on the Closing Date, whether or not disclosed to Buyer; and (x) any other claims of any kind whatsoever or any other Liabilities of Sellers or Nextera, direct or indirect (collectively, the "EXCLUDED LIABILITIES").

                  (b) Except as expressly provided in Section 2.1 above, the Parties agree that Buyer shall not be the successor to Sellers. Sellers shall retain, pay, perform and discharge the Excluded Liabilities.

                                   ARTICLE III

                                 PURCHASE PRICE

         Section 3.1. Consideration. In consideration for the Assets and in full payment therefor: (a) Buyer shall assume the Assumed Liabilities as provided in Section 2.1 of this Agreement, (b) Buyer shall pay or caused to be paid to Sellers, in accordance with Section 3.2(a), an amount in cash equal to One Hundred Thirty Million Dollars ($130,000,000) and (c) Buyer shall pay or caused to be paid to Sellers, in accordance with Section 3.2(c), the amount of the Medical Plan Payment (with the items referred to in clauses (a), (b) and (c) being referred to collectively as the "PURCHASE PRICE").

         Section 3.2.      Payment. At the Closing:

                  (a)      Buyer shall pay to Sellers the amount set forth in
         Section 3.1(b), less the Escrow Amount and less any Estimated Working Capital Discrepancy Amount required pursuant to the last phrase of
         Section 3.5(d) (such net amount, the "CASH CLOSING AMOUNT"), in immediately available cash funds by wire transfer to an account designated by Sellers at least five (5) days prior to the Closing; provided that the Cash Closing Amount shall be reduced by the amount paid by Buyer, on behalf of Sellers and Nextera, to repay and discharge in full the Indebtedness of Sellers referenced in clauses (i), (ii),
         (iv) and (viii) of the definition of Indebtedness.

                  (b) Buyer shall deposit the Escrow Amount into a third party escrow account with a third party escrow agent and the parties and such escrow agent shall execute an escrow agreement in the form attached hereto as Exhibit B (the "ESCROW AGREEMENT"). Sellers, on the one hand, and Buyer, on the other hand, agree to each pay one-half of any fees or charges under the Escrow Agreement.

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                  (c)      Buyer shall pay to Sellers the Medical Plan Payment
         in immediately available cash funds by wire transfer to an account designated by Sellers at least five (5) days prior to the Closing.

         Section 3.3. Purchase Price Allocation. The parties hereby agree that the Purchase Price shall be allocated to the Assets and Assumed Liabilities in the manner agreed to by the Parties in writing prior to the Closing Date. The Parties covenant and agree to file all federal, state, local and foreign tax returns in accordance with such allocations and to report the Closing as a taxable transaction.

         Section 3.4. Transfer Taxes. All transfer, gains, sales, bulk sales, use and similar conveyance Taxes imposed by reason of the transactions contemplated hereby and any deficiency, interest or penalty asserted with respect thereto shall be paid in accordance with local law and custom.

         Section 3.5.      Closing Balance Sheet; Accounts Receivable; Escrow
Amount.

                  (a) Sellers have delivered to FTI and Buyer a schedule of Sellers' consolidated Working Capital for the fiscal quarters ended June 30, 2001 through June 30, 2003 (the "WORKING CAPITAL SCHEDULE"). The Working Capital Schedule has been prepared by Sellers in good faith, in accordance with GAAP on a pro forma basis from the books and records of Sellers, fairly presents in all material respects the consolidated Working Capital of Sellers for the time periods indicated and excludes the Excluded Liabilities.

                  (b) No later than five (5) days prior to the Closing Date, Sellers shall (i) prepare and deliver to Buyer an estimated consolidated balance sheet of Sellers dated as of the estimated date of Closing (the "ESTIMATED CLOSING BALANCE SHEET") and a calculation of Sellers' estimated Working Capital as of the Closing Date (the "ESTIMATED CLOSING WORKING CAPITAL"), (ii) designate in writing the accounts receivable from one or more of the customers listed on
         Schedule 13.12 that shall be "WITHHELD RECEIVABLES" hereunder and (iii) designate in writing the amount of such Withheld Receivables. Following delivery of the Estimated Closing Balance Sheet and Sellers' Withheld Receivables designations, Buyer will have the right to make reasonable inquiries regarding the Estimated Closing Balance Sheet and the amount of Sellers' Withheld Receivables, and Sellers shall use commercially reasonable efforts prior to the Closing Date to provide to Buyer such additional information and answers to such inquiries. The Estimated Closing Balance Sheet shall be prepared in good faith in accordance with GAAP on a pro forma basis in a manner consistent with the Working Capital Schedule and shall represent Sellers' good faith estimate of the assets and liabilities of the Business to be transferred to Buyer at the Closing and fairly present in all material respects the estimated financial position of such Business as of the Closing Date. The calculation of Estimated Closing Working Capital shall be made in good faith based on the Estimated Closing Balance Sheet.

                  (c) Following the Closing, subject to Section 3.5(d) below, Buyer shall notify each client with accounts receivable designated by Sellers as Withheld Receivables and instruct such client to pay and deliver the Withheld Receivables to Nextera or Sellers in the manner reasonably requested by Sellers and shall promptly (and in any event within five (5) Business Days) forward to Nextera the amount of any Withheld Receivables received by Buyer following such instructions.

                  (d) If the Estimated Closing Working Capital is less than Six Million, Five Hundred Twenty-Two Thousand, Eight Hundred Dollars ($6,522,800) (the "WORKING CAPITAL TARGET"), then accounts receivable equal to the amount by which the Working Capital Target exceeds the Estimated Closing Working Capital (the "ESTIMATED WORKING CAPITAL DISCREPANCY AMOUNT") shall be deducted from the Withheld Receivables (by transferring such Receivables to Buyer at Closing) until exhausted and then from the Purchase Price, not to exceed the Estimated Working Capital Discrepancy Amount in the aggregate. Solely for the purpose of determining the Estimated Closing Working Capital and the Closing Working Capital, the Parties agree that an amount equal to one-half (1/2) of the Seller Plan Payments shall be deemed to be a Current Liability and included in the calculation of Estimated Closing Working Capital and the Closing Working Capital under this Section 3.5.

                  (e) During the one hundred twenty (120)-day period immediately following the Closing Date (the "COLLECTION REVIEW PERIOD"), FTI shall:

                           (i) (A) use its commercially reasonable efforts to collect all accounts receivable represented on the Estimated Closing Balance Sheet as accounts receivable or as revenues earned on the date of the Estimated Closing Balance Sheet but not invoiced by Sellers on such date, provided, however that neither FTI nor Buyer shall be required to pay any fees, commence any litigation or make any other concessions to any person in performing such activities, and (B) provide notice to Sellers of any determination by FTI or Buyer that any accounts receivable represented on the Estimated Closing Balance Sheet are uncollectible, any such determination to be made by Buyer acting in good faith; and

                           (ii) during the first sixty (60) days of the Collection Review Period, cause its employees or Ernst & Young LLP to prepare and deliver to Nextera and Sellers (i) an actual consolidated balance sheet of Sellers as of the Closing Date (the "CLOSING DATE BALANCE SHEET") prepared in good faith in accordance with GAAP on a pro forma basis in a manner consistent with the Working Capital Schedule and the Estimated Closing Balance Sheet, which shall represent FTI's and Buyer's good faith estimate of the assets and liabilities of the Business as of the Closing Date and fairly present in all material respects the financial position of such Business as of the Closing Date, (ii) a calculation of Sellers' Working Capital as of the Closing Date (the "CLOSING WORKING CAPITAL"), which shall be determined in good faith based on the Closing Date Balance Sheet and (iii) a calculation of the Closing Working Capital Discrepancy Amount (if any) or the Discrepancy Repayment (if any), each determined in good faith in accordance with Section 3.5(f).

                  (f) If the sum of the Closing Working Capital plus the Estimated Working Capital Discrepancy Amount (if any) is less than the Working Capital Target, then Sellers and Buyer shall make a joint instruction to the Escrow Agent to deliver to Buyer such portion of the Escrow Amount as is equal to the amount by which the sum of the Closing Working Capital plus the Estimated Working Capital Discrepancy Amount (if any) is less than the Working Capital Target (the "CLOSING WORKING CAPITAL DISCREPANCY AMOUNT"). If the Closing Working Capital exceeds the Working Capital Target, Buyer shall immediately repay to Sellers any Estimated Working Capital Discrepancy Amount deducted pursuant to Section 3.5(d) (the "DISCREPANCY REPAYMENT") in immediately available cash funds by wire transfer to the account designated by Sellers under Section 3.2(a).

                  (g) At the end of the Collection Review Period, FTI and Buyer shall make and deliver to Nextera and Sellers a determination of the amount of the specific accounts receivable represented on the Estimated Closing Balance Sheet (such accounts receivables represented on the Estimated Closing Date Balance Sheet being the "BASE RECEIVABLES") that remain uncollected at the end of the Collection Review Period and that FTI and Buyer determine, acting in good faith, to be still collectible (the "COLLECTIBLE ACCOUNTS RECEIVABLE DETERMINATION"). Thereafter:

                  (i) if (D + E) is less than (A - B - C) [with such factors as defined below], then, unless Nextera or Sellers dispute any portion of such Collectible Accounts Receivable Determination in accordance with Section 3.5(h), Sellers and Buyer shall make a joint instruction to the Escrow Agent (or either Party may submit the Accounting Referee determination, as the case may be) to deliver to Buyer such portion of the Escrow Amount as is equal to the dollar amount (not to exceed the balance of the Escrow Account) by which (D + E) is less than (A - B - C); and

                  (ii) if (D + E) is greater than or equal to (A - B - C), then Buyer and FTI shall not be entitled to receive any amounts from the Escrow Account with respect to the collectibility or uncollectibility of the Base Receivables;

         in each of (i) and (ii) above, where:

                  A = Aggregate amount of Base Receivables;

                  B = Specific reserves set forth on the Estimated Closing Balance Sheet with respect to the Base Receivables;

                  C = General reserve for doubtful accounts set forth on the Estimated Closing Balance Sheet;

                  D = Aggregate collections with respect to the Base Receivables during the Collection Review Period; and

                  E = Aggregate amount of not yet collected Base Receivables for which Buyer and FTI have made a Collectible Accounts Receivable Determination.

                  By way of example only, if at the Closing, A = $21,000,000, B = $2,000,000 and C = $1,000,000, and if at the end of the Collection Review Period D = $15,000,000 and

         E = $4,000,000, then D + E = $19,000,000, and A - B - C = $18,000,000, then Buyer and FTI shall not be entitled to receive any amounts from the Escrow Account with respect to the collectibility or uncollectibility of the Base Receivables.

                  (h) If Nextera or Sellers in good faith disagree with (i) the Collectible Accounts Receivable Determination or (ii) any portion of the Closing Date Balance Sheet, the Closing Working Capital, the Closing Working Capital Discrepancy Amount (if any) or the Discrepancy Repayment (if any), then Sellers may until ten (10) Business Days after receipt of the Collectible Accounts Receivable Determination (in the case of a disagreement related to the Collectible Accounts Receivable Determination) or the Closing Date Balance Sheet (in the case of a disagreement related to the Closing Date Balance Sheet, the Closing Working Capital, the Closing Working Capital Discrepancy Amount (if any) or the Discrepancy Repayment (if any)), deliver a written notice to FTI setting forth in reasonable detail its disagreement and the basis of such a disagreement. If no such notice of disagreement is timely delivered, then any Collectible Accounts Receivable Determination, on the one hand, and/or the Closing Date Balance Sheet, Closing Working Capital, the Closing Working Capital Discrepancy Amount (if any) and the Discrepancy Repayment (if any), on the other hand, shall be final and binding on the Parties hereto.

                  (i) If a notice of disagreement shall be timely delivered pursuant to Section 3.5(h), then Nextera and FTI shall, during the ten
         (10) Business Days following such delivery, use commercially reasonable efforts to seek in good faith to reach agreement on the disputed items. If such an agreement is reached during this period, the Parties' agreement regarding any Collectible Accounts Receivable Determination, on the one hand, and/or the Closing Date Balance Sheet, Closing Working Capital, the Closing Working Capital Discrepancy Amount (if any) or the Discrepancy Repayment (if any), on the other hand, shall be final and binding on the Parties. If Nextera and FTI are unable to reach such agreement, the New York City office of BDO Seidman (the "ACCOUNTING REFEREE") shall be retained to review promptly this Agreement and the disputed items or amounts. In connection therewith, the Accounting Referee shall promptly review this Agreement and shall consider only those items or amounts in dispute. The Accounting Referee shall deliver to Nextera and FTI as promptly as practicable, and within thirty (30) days after being referred the matter, a report setting forth its adjustments (if any) to any Collectible Accounts Receivable Determination and/or the Closing Date Balance Sheet, Closing Working Capital, the Closing Working Capital Discrepancy Amount (if any) or the Discrepancy Repayment (if any), as applicable, and the calculations supporting such determinations. The Collectible Accounts Receivable Determination and/or the Closing Date Balance Sheet, Closing Working Capital, the Closing Working Capital Discrepancy Amount (if any) or the Discrepancy Repayment (if any), each as adjusted pursuant to such report shall be final and binding on the Parties hereto and shall be submitted to the Escrow Agent with specific instructions from the Accounting Referee to release funds from the escrow account, the amount of such funds and the Party to receive such funds. The non-prevailing Party shall pay the fees and expenses of the Accounting Referee; provided, however, that in the event of a compromise between the positions of the Parties, such fees and expenses shall be prorated based on the relative success of the Parties in prevailing on their respective positions.

                  (j) Buyer agrees that it shall have no recourse for any amounts under Sections 3.5(f), (g), (h), or (i) in excess of the Escrow Amount, and Buyer's only source for any such recourse shall be against the Escrow Amount in accordance with this Section 3.5. Notwithstanding the foregoing, Nextera and Sellers acknowledge that nothing in this
         Section 3.5(j) shall limit Buyer's rights under Article XI for breaches of Nextera's and Sellers' representations and warranties contained in
         Article V.

                  (k) Upon the expiration of the Collection Review Period, all amounts remaining in the escrow account that are not the subject of a formal dispute initiated in accordance with this Section 3.5 shall be delivered by the Escrow Agent to Nextera.

         Section 3.6.      Accounts Receivable and Prepaid Expenses.

                  (a) Set forth in Schedule 3.6 is a schedule of the accounts receivable and prepaid expenses as of June 30, 2003, specifying the names of each account, the dates of incurrence, the face amounts thereof and, in the case of the accounts receivable, the amount of any reserve Sellers have allotted for each such account, if any.

                  (b) Buyer shall use its commercially reasonable efforts to collect all such accounts receivable set forth on Schedule 3.6 prior to Buyer's making of any Collectible Accounts Receivable Determination; it being understood that Buyer's commercially reasonable efforts shall not require Buyer to initiate litigation to collect accounts receivable.

                  (c) All revenue and expenses relating to the Assets transferred and assigned to Buyer on the Closing Date shall be prorated as of the Closing Date, except as otherwise provided herein. Sellers shall take commercially reasonable actions to notify third Persons who are obligated to make payments with respect to the accounts receivable after the Closing Date to make such payments to Buyer when due and, if Sellers receive any payment with respect to the accounts receivable on and after the Closing Date, including payments with respect to any Withheld Receivables that are transferred to Buyer in accordance with
         Section 3.5(d), Sellers shall promptly remit such amount to Buyer.

                                   ARTICLE IV

                      CLOSING AND POST-CLOSING COOPERATION

         Section 4.1. Closing. Subject to the satisfaction or waiver by the appropriate Party of all of the conditions precedent to Closing specified in Articles IX and X hereof, the consummation of the sale and purchase of the Assets and the other transactions contemplated by and described in this Agreement (the "CLOSING") shall take place at the offices of Paul, Hastings, Janofsky & Walker LLP, 75 East 55th Street, New York, NY 10022, on or before December 31, 2003, unless extended to a later date by agreement of FTI and Nextera in writing, at 10:00 a.m. local time (the "CLOSING DATE"). The Closing shall be effective as of 11:59 p.m. on the Closing Date or at such other time as the Parties hereto may mutually designate in writing.

         Section 4.2.      Actions of Sellers at Closing.

                  (a) At the Closing, Sellers shall sell, convey, transfer, assign and deliver to Buyer the Assets; and

                  (b) At the Closing, and unless otherwise waived in writing by Buyer, Sellers shall deliver to Buyer the documents and instruments required by Article IX hereof.

         Section 4.3.      Actions of Buyer at Closing.

                  (a) At the Closing, Buyer shall pay Sellers the Cash Closing Amount, deposit the Escrow Amount in accordance with the Escrow Agreement and pay Sellers the Medical Plan Payment, and Buyer shall assume the Assumed Liabilities; and

                  (b) At the Closing and unless otherwise waived in writing by Nextera, Buyer shall deliver the documents and instruments required by Article X hereof.

         Section 4.4. Additional Acts. From time to time after the Closing, Sellers and Nextera shall execute and deliver such other instruments of conveyance and transfer, and take such other actions as Buyer reasonably may request, to convey and transfer more effectively full right, title and interest to, vest in, and place Buyer in legal and actual possession of, any and all of the Assets, and Buyer shall execute and deliver such other instruments, and take such other actions as Sellers or Nextera reasonably may request, to assist Sellers and Nextera in satisfaction of any Excluded Liabilities and repayment of any Indebtedness. Sellers and Nextera shall furnish Buyer and Buyer shall furnish Sellers and Nextera with such information and documents in their possession or under their control, or which they can execute or cause to be executed, as will enable Buyer to prosecute any and all petitions, applications, claims and demands relating to or constituting a part of the Assets and Sellers and Nextera to satisfy any Excluded Liabilities. Additionally, Sellers and Nextera shall cooperate with and use their respective reasonable best efforts to cause their respective former and present directors, managers, officers and employees to cooperate with Buyer on and after the Closing in furnishing information, evidence, testimony and other assistance in connection with any action, proceeding, arrangement or dispute of any nature with respect to matters pertaining to all periods prior to the Closing in respect of the items subject to this Agreement as reasonably requested by Buyer. Buyer shall cooperate with and use their respective reasonable best efforts to cause its directors, managers, officers and employees to cooperate with Sellers and Nextera after the Closing in furnishing information, evidence, testimony and other assistance in connection with any action, proceeding, arrangement or dispute of any nature with respect to Excluded Liabilities.

                                    ARTICLE V

              REPRESENTATIONS AND WARRANTIES OF NEXTERA AND SELLERS

         Each of the Sellers and Nextera hereby jointly and severally represent and warrant to Buyer and FTI as follows:

         Section 5.1. Corporate Organization. Lexecon is a corporation organized, validly existing and in good standing under the laws of the State of Illinois. Each of Nextera, CE and

ERG is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Nextera owns 100% of the issued and outstanding capital stock of Lexecon. Lexecon owns 100% of the issued and outstanding capital stock of each of CE and ERG. There are no outstanding options, warrants, rights, commitments, preemptive rights or agreements of any kind for the issuance and sale or rights convertible into additional equity of any class or kind of Sellers. Each of the Sellers and Nextera has all requisite corporate power and authority to own, lease and operate its properties and conduct the Business as now being conducted. Each of the Sellers and Nextera are duly qualified to do business and are in good standing in each jurisdiction where the nature of the business conducted by them or the property they own, lease or operate requires any of them to qualify to do business as a foreign corporation except where the failure to so qualify would not have a Material Adverse Effect. Set forth on Schedule 5.1 is a list of each jurisdiction in which both Sellers and Nextera are qualified to do business. Except as set forth on Schedule 5.1, none of Sellers nor Nextera has received any written notice or assertion within the last three years from any governmental official of any jurisdiction to the effect that any of Sellers or Nextera is required to be qualified or otherwise authorized to do business therein, in which any of Sellers or Nextera has not qualified or obtained such authorization. Each of the Sellers and Nextera have previously delivered to FTI complete and correct copies of Sellers' and Nextera's Certificates of Incorporation and all amendments thereto as of the date hereof, and their By-laws, as in effect on the date hereof (together, the "FORMATION DOCUMENTS"), and none of Sellers nor Nextera are in default in the performance, observation or fulfillment of any provision of any such Formation Documents.

         Section 5.2.      Authorization of Sellers.

                  (a) Each of the Sellers and Nextera has the full legal right, power and all authority to enter into, execute and deliver this Agreement, to perform fully its obligations hereunder and to consummate the transactions contemplated hereby. Except for Nextera Stockholder Approval, all necessary and appropriate corporate action has been taken by Sellers and Nextera with respect to the execution and delivery of this Agreement and the performance of their respective obligations hereunder and no other proceedings on the part of any of Sellers or Nextera is necessary to approve the Agreement or the other Transaction Documents and the transactions contemplated hereby and thereby.

                  (b) The only vote required of the holders of any class or series of Nextera's capital stock or other equity interests necessary to adopt this Agreement and to approve the transactions contemplated hereby is the approval of the holders of a majority of the voting power of the outstanding Nextera Stock (the "NEXTERA STOCKHOLDER APPROVAL").

                  (c) This Agreement has been duly and validly executed and delivered by each of the Sellers and Nextera and constitutes, and the documents to be executed and delivered at the Closing, when executed and delivered by each of the Sellers and Nextera, will constitute, valid and binding obligations of Sellers and Nextera, enforceable against each of them in accordance with their terms, subject to enforceability against Buyer and FTI and the effect of applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject to the effect of general principles of equity, including, without limitation, the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

         Section 5.3.      Financial Statements.

                  (a) The annual consolidated financial statements of Nextera set forth in its most recent Form 10-K filing with the SEC and the interim consolidated financial statements of Nextera set forth in filings with the SEC since the filing of its most recent Form 10-K, along with the following financial statements of the Business, which have been previously furnished to Buyer by Nextera are true, correct and complete in all material respects, have been prepared from and are in accordance with the books and records of Sellers and Nextera and its subsidiaries and have been prepared in conformity with GAAP applied using an accrual basis method, and fairly present the financial condition of Sellers and the Business as of the dates stated and the results of operations and cash flows of Sellers and the Business for the periods then ended in accordance with such practices: (i) the audited balance sheet of Lexecon as of December 31, 2002, and the related consolidated statements of operations, cash flow and stockholders' equity of Sellers for the year then ended, (ii) the audited balance sheet of Nextera as of December 31, 2001, and 2002, and the related consolidated statements of operations, cash flow and stockholders' equity of Nextera for the years then ended (the "ANNUAL FINANCIAL STATEMENTS"), and (iii) the unaudited balance sheet of Sellers as of June 30, 2003 attached hereto as Schedule 5.3 (the "JUNE BALANCE SHEET"), and the related statement of operations for the six-month period then ended. The June Balance Sheet for the Business represents Sellers' and Nextera's best estimate of the assets and liabilities of the Business to be transferred to Buyer pursuant to this Agreement and fairly presents in all material respects the financial position of such Business as of June 30, 2003, and was prepared in all material respects from and is in accordance with the books and records of Sellers, Nextera and its subsidiaries and was prepared in accordance with GAAP using an accrual basis method other than footnotes required by GAAP and year-end audit adjustments. There are no material liabilities or obligations, whether contingent or absolute, direct or indirect, or matured or unmatured, of the Business which are not shown or provided for in the June Balance Sheet.

         Section 5.4. Absence of Certain Changes or Events. Except as set forth on Schedule 5.4, since the Balance Sheet Date, there has not been any material adverse effect on the business, operations, results of operations, assets, properties or financial condition of the Business; excluding (i) the failure of any of the employees of Sellers other than those listed on Schedule
7.6 to accept employment with the Buyer or FTI or (ii) the effect of any delisting of the capital stock of Nextera from the Nasdaq SmallCap Stock Market ("MATERIAL ADVERSE EFFECT"). Nextera has not declared, set aside or paid any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any class, redemption or series of its capital stock or other equity interests. In addition to the foregoing, none of Sellers nor Nextera have:

                  (a) authorized or issued capital stock of Sellers or Nextera; granted any stock option or right to purchase shares of capital stock of Sellers or Nextera; issued any security convertible into such capital stock; granted of any registration rights; purchased, redeemed, retired, or otherwise acquired, by Sellers or Nextera, any shares of any such capital stock; or declared or paid any dividend or other distribution in respect of shares of such capital stock;

                  (b) (i) sold, leased, transferred or disposed of any material assets or rights or (ii) acquired or leased any material assets or rights;

                  (c) paid, discharged or satisfied any material liability, obligation or lien with respect to underlying obligations, other than payment, discharge or satisfaction of (i) Indebtedness as it matured and became due and payable; (ii) liabilities, obligations or liens in the ordinary course of business consistent with past practice; or (iii) as otherwise specifically contemplated by this Agreement;

                  (d) materially (i) changed any of the accounting or tax principles, practices or methods or (ii) changed reserve policies or reserves;

                  (e) (i) made any change in the compensation payable to any of its officers, directors, employees, consultants, agents or sales associates (other than general increases in wages to employees and/or payments to consultants, agents or sales associates in the ordinary course consistent with past practice), (ii) entered into or amended any material employment, severance, consulting, termination, other agreement or (iii) made any material change in its existing borrowing or lending arrangements for or on behalf of any of such Persons pursuant to an employee benefit plan or otherwise;

                  (f) (i) paid or made any accrual or arrangement for payment of any pension, retirement allowance, unused vacation days or other employee benefit to any officer, director, employee, sales associate or affiliate, except payments and accruals made in the ordinary course consistent with past practice; (ii) adopted or paid, granted, issued, accelerated or accrued salary or other payments or benefits which include any payment in equity or cash payments pursuant to any pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or any employment or consulting agreement except, in each case, in the ordinary course; or (iii) amended in any material respect any such existing plan, agreement or arrangement in a manner inconsistent with the foregoing;

                  (g) made any borrowing or agreement to borrow funds by Sellers or incurred any other obligation or liability, contingent or otherwise, which would remain as a liability of the Business following the Closing, except liabilities reflected on the June Balance Sheet; or any endorsement, assumption or guarantee of payment or performance of any loan or obligation of any other individual, firm, corporation or other entity which would remain as a liability of the Business following the Closing, except as reflected on the June Balance Sheet;

                  (h) made any mortgage, pledge, lien, security interest, hypothecation, charge or other encumbrance with respect to the Assets;

                  (i) made any material write downs of the value of any Asset or any material write downs as uncollectible of any accounts receivable or portion thereof;

                  (j) made any payments (other than compensation in the ordinary course consistent with past practice), loans, advances or other distributions to, or entered into any transaction, agreement or arrangement with, any affiliates, officers, directors, employees, sales associates, stockholders or their respective affiliates;

                  (k) made or authorized any capital expenditures, except in the ordinary course consistent with past practice or not in excess of Twenty-Five Thousand Dollars ($25,000) individually or One Hundred Thousand Dollars ($100,000) in the aggregate;

                  (l) settled or compromised any material Tax liability or agreed to any adjustment of any material Tax attribute or made any election with respect to Taxes;

                  (m) made any material change in its working capital practices generally, including accelerating any collections of cash or accounts receivable or deferring payments or accruals;

                  (n) incurred any material liability other than in the ordinary course of business;

                  (o) had a judgment entered or settled any Litigation resulting in a loss, payment or other cost, after receipt of insurance payments, individually or in the aggregate, in excess of Twenty-Five Thousand Dollars ($25,000);

                  (p) amended Sellers' or Nextera's Formation Documents or altered through merger, liquidation, reorganization, restructuring or in any other fashion its respective corporate structure or ownership;

                  (q) made any modification, waiver, change, amendment, release, rescission or termination of, or accord and satisfaction with respect to, any material contract, agreement, license or other instrument to which Sellers are a party, including all material customer/consulting agreements, other than any satisfaction by performance in accordance with the terms thereof in the ordinary course of business;

                  (r) entered into or amended in an adverse manner any agreement which had non-competition, geographical restriction or similar covenants that would be material; or

                  (s) agreed to take any of the foregoing actions other than as permitted hereunder or any action which would reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement.

         Section 5.5. Undisclosed Liabilities. Except for the Assumed Liabilities or as set forth on Schedule 5.5, there is no Liability which will become a Liability of Buyer following the Closing, except:

                  (a) those set forth or reflected in the June Balance Sheet which have not been paid or discharged since the date thereof;

                  (b) those arising under agreements or other commitments to be expressly assumed by Buyer at the Closing; and

                  (c) those arising in the ordinary course of the Business since the date of the June Balance Sheet.

         Section 5.6.      Taxes. Except as set forth on Schedule 5.6:

                  (a) Each of the Sellers and Nextera has duly filed all Tax Returns required to be filed with respect to Sellers for all taxable periods or portions thereof ending on or before the Closing Date with the appropriate Governmental Authority. All such Tax Returns are true, correct and complete in all material respects.

                  (b) All Taxes shown as due on such Tax Returns or otherwise due and payable and all assessments received by Sellers or Nextera have been paid or properly accrued to the extent such Taxes have become due and payable except to the extent any such Taxes or assessments are being contested in good faith by appropriate proceedings.

                  (c) On the June Balance Sheet, reserves and allowances have been provided, and on the books and records of Sellers and Nextera reserves and allowances will be provided, in each case adequate to satisfy all liabilities for Taxes relating to Sellers for periods through the Closing Date (without regard to deferred Taxes and without regard to the materiality thereof).

                  (d) There are no waivers or agreements by Sellers or Nextera extending the statute of limitations for any period with respect to any Tax to which Sellers may be subject.

                  (e) None of the federal, state or local income Tax Returns filed by or with respect to any of Sellers or Nextera during the prior three years has been audited by any taxing authority.
         Schedule 5.6 sets forth the dates and results of all such audits. Neither the IRS nor any other Governmental Authority has asserted, or to the Knowledge of Sellers or Nextera, threatened to assert any deficiency or claim for additional Taxes against, or any adjustment of Taxes relating to, Sellers or Nextera.

                  (f) There are no material Tax liens on any assets of Sellers other than liens for current Taxes not yet due and payable and liens for Taxes that are being contested in good faith by appropriate proceedings.

                  (g) Each of the Sellers and Nextera has withheld or collected and paid over to the appropriate Governmental Authorities or are properly holding for such payment all material Taxes required by law to be withheld or collected.

                  (h) There are no Tax sharing agreements or similar arrangements with respect to or involving Sellers or Nextera.

         Section 5.7. Compliance With Law. Each of the Sellers and Nextera has complied and is in compliance with all material applicable laws, statutes, orders, rules, regulations, policies or guidelines promulgated, or material judgments, decisions or orders entered, by any federal, state, local or foreign court or Governmental Authority or instrumentality relating to the Business (collectively, the "APPLICABLE LAWS"). Schedule 1.1(f) contains a complete and accurate list of all Permits issued to or held by Sellers or Nextera which are related to the Business. Each of the Permits is currently valid and in full force and effect and the Permits constitute all franchises, licenses, permits, consents, authorization, approvals, and certificates of any regulatory, administrative or other agency or body necessary to conduct the Business as presently conducted, except where any such failure would not result in a Material Adverse Effect. None of Sellers nor Nextera is in material violation of any of the Permits and there is no pending or threatened action or proceeding which could result in the revocation, cancellation or inability of Sellers or Nextera to renew or transfer any Permit, except where any such violation would not result in a Material Adverse Effect. Except as set forth on Schedule 5.7, none of Sellers nor Nextera, nor any of their affiliates, to the Knowledge of Sellers and Nextera, is under investigation with respect to, or has been charged with or given notice of any violation of, any of the Applicable Laws.

         Section 5.8.      Proprietary Rights.

                  (a) Schedule 1.1(g) sets forth: (i) all registered Marks and pending applications for registration of any Mark owned by Sellers;
         (ii) all Patents and applications for Patents owned by Sellers; (iii) all registered Copyrights and pending applications for registration of any Copyrights owned by Sellers; and (iv) all proprietary Software owned by Sellers that are material to the operation of the Business as presently conducted (collectively, "OWNED INTELLECTUAL PROPERTY"). Except as set forth on Schedule 5.8, Sellers are the sole and exclusive owner of all right, title and interest in the Owned Intellectual Property free and clear of all Encumbrances whatsoever.

                  (b) Except as set forth on Schedule 5.8, to the Knowledge of Sellers and Nextera, other than those Proprietary Rights listed on
         Schedule 1.1(g), no Proprietary Right is used in or is necessary for the operation of the Business as the same is currently conducted. To the Knowledge of Sellers and Nextera, the Business, as conducted prior to the Closing, and the sale by Sellers, and ownership by Buyer of any of the Assets, was not, is not and will not be in contravention of any trade name, service mark, patent, trademark, copyright or other proprietary right of any third party.

                  (c) Except as set forth on Schedule 5.8, none of the Proprietary Rights has been hypothecated, sold, assigned or licensed by any of Sellers or Nextera. To the Knowledge of Sellers and Nextera, no Proprietary Right of Sellers is subject to challenge, claims of infringement, unfair competition or other claims, and no Proprietary Right of Sellers is being infringed upon or violated by any person, firm, corporation or other legal entity.

                  (d) Except in the ordinary course of business or as set forth on Schedule 5.8; neither Sellers nor Nextera has given any indemnification against patent, trademark or copyright infringement as to any equipment, materials, products, services or supplies which either Sellers or Nextera produces, uses, licenses or sells, which indemnification will be assumed by Buyer; to the Knowledge of Sellers or Nextera, no product, process, method or operation presently sold, engaged in or employed by Sellers or Nextera in connection with the Business infringes upon any rights owned by any other person, firm, corporation or other legal entity; to the Knowledge of Sellers or Nextera, there is not pending or threatened any claim or Litigation against any of the Sellers or Nextera contesting the right of any of the Sellers or Nextera to sell, engage in or employ with respect to the Business any such product, process, method, or operation; and there is not, to the Knowledge of Sellers and Nextera, pending, proposed or threatened, any patent, copyright, trade name, trademark, service mark, invention, device, application or principle which, if granted, reasonably could be expected to result in, or which has, a Material Adverse Effect.

         Section 5.9. Insurance. Schedule 5.9 is a true, correct and complete list of all insurance policies and bonds in force that are related to the Business in which any of Sellers or Nextera is named as an insured party, or for which any of Sellers or Nextera has paid any premiums, and Schedule 5.9 correctly states the name of the insurer, type and amount of coverage, deductible amounts, if any, expiration date and amount of premium paid annually for each such policy or bond. Except as disclosed on said Schedule, all such policies or bonds are currently in full force and effect and none of Sellers nor Nextera has received any notice from any such insurer with respect to the cancellation of any such insurance. Sellers and Nextera will continue all of such insurance in full force and effect up to the Closing. All premiums due and payable on such policies have been paid. Except as disclosed on said Schedule, none of Sellers nor Nextera is a co-insurer or self-insurer under any term of any insurance policy. The policies listed on Schedule 5.9 as "occurrence" provide coverage on an "occurrence basis" which includes any "occurrence" arising from Sellers' operations up to and through the Closing. With respect to policies listed as "claims made" Sellers or Nextera is provided coverage, and for the period of any "tail coverage" purchased by Sellers or Nextera claims can be brought for wrongful acts occurring during the period Sellers were subsidiaries of Nextera.

         Section 5.10.     Bank Accounts, Depositories, Powers of Attorney.
Schedule 5.10 is a true, correct and complete list of the names and locations of all banks or other depositories in which are located cash or cash equivalents of Sellers, and the names of the persons authorized to draw on any accounts, borrow therefrom or have access thereto. No person or entity holds a power of attorney of Sellers.

         Section 5.11.     Title to Properties.

                  (a) Except as set forth on Schedule 5.11, Sellers have good, valid and marketable title to the Assets owned by Sellers and good title to the Assets not owned by Sellers, in each case, that are used in the Business or reflected on the June Balance Sheet other than items of personal property which in the aggregate had a book value not in excess of Twenty-Five Thousand Dollars ($25,000) which have been disposed of in the ordinary course of business since June 30, 2003.

                  (b) The Assets constitute all of the property now used in and necessary for the conduct of the Business as presently conducted.

                  (c) Except as set forth on Schedule 5.11, all such Assets are held free and clear of all Encumbrances. Except as set forth on
         Schedule 5.11, no financing statement covering any of the Assets as collateral under the Uniform Commercial Code or similar law naming Sellers or Nextera as debtor has been filed in any jurisdiction, and none of Sellers nor Nextera is a party to or, to the Knowledge of Sellers and Nextera, bound under any agreement or legal obligation authorizing any party to file any such financing statement.

                  (d) Except as set forth on Schedule 5.11 or as would not result in a Material Adverse Effect, each of Sellers and Nextera conducts the Business in compliance with any Real Property Leases, leases or other Contracts, any restrictions of record and all zoning, fire, safety, building, pollution, environmental control and other laws, ordinances, regulations and requirements of every Governmental Authority applicable to the ownership, operation or other use of the Assets.

         Section 5.12. Brokers, Finders. The transactions contemplated herein were not submitted to Sellers or Nextera by any broker or other person entitled to a commission or finder's fee thereon. None of Sellers nor Nextera nor any of their officers, directors, managers, shareholders, or employees, has engaged any broker or finder or incurred or taken any action which may give rise to any liability against itself or the Assets for any brokerage fees, commissions, finders' fees or similar fees or expenses and no broker or finder has acted directly or indirectly for Sellers or Nextera in connection with this Agreement or the transactions contemplated hereby. Except for payments to Houlihan Valuation Advisors for its rendering of (i) an opinion as to the fairness of the transaction contemplated hereby from a financial point of view and (ii) a solvency/fair value opinion, and to Harch Capital Management for its investment banking services, no investment banking, financial advisory or similar fees have been incurred or are or will be payable by Sellers or Nextera in connection with this Agreement or the transactions contemplated hereby.

         Section 5.13.     Legal Proceedings, etc. Except as set forth on
Schedule 5.13, there is no Litigation filed, pending or, to the Knowledge of Sellers and Nextera, threatened against Sellers or Nextera and involving the Assets or the Business, this Agreement or the transactions contemplated hereby, before any Governmental Authority. Except as set forth on Schedule 5.13, none of Sellers nor Nextera is subject to any judgment, order or decree, or, to the Knowledge of Sellers and Nextera, any governmental restriction applicable to Sellers and Nextera, which reasonably could be expected to result in, or which has, a Material Adverse Effect.

         Section 5.14.     No Conflict or Default; Consents.

                  (a) Except as set forth on Schedule 5.14, neither the execution and delivery of this Agreement by Sellers or Nextera, nor compliance by Sellers or Nextera with the terms and provisions hereof, including, without limitation, the consummation of the transactions contemplated hereby, will violate any statute, regulation or ordinance of any Governmental Authority applicable to Sellers and Nextera, or conflict with or result in the breach of or the acceleration of any term, condition or provision of the Formation Documents of any of Sellers or Nextera or of any material agreement, deed, contract, mortgage, indenture, writ, order, decree, legal obligation or instrument to which any of

         Sellers or Nextera is a party or by which Sellers or Nextera or any of the Assets are bound, or constitute a default (or an event which, with the lapse of time or the giving of notice, or both, would constitute a default) thereunder, or result in the creation or imposition of any Encumbrance with respect to any of the Assets, or give to others any interest or rights, including, without limitation, rights of termination, acceleration or cancellation in or with respect to the Assets or the Business.

                  (b) Except for the Nextera Shareholder Approval or as set forth on Schedule 1.3, the execution and delivery of this Agreement by Sellers and Nextera and the consummation of the transactions contemplated herein, do not require Sellers or Nextera to obtain the consent, approval or action of, or to make any filing with or provide any notice to, any Person or Governmental Authority.

         Section 5.15.     Labor Relations.

                  (a) Schedule 5.15 contains a list of all individuals who on the date hereof perform services in the Business operations of Sellers and Nextera in the capacity of an employee or independent contractor as well as the job classification and principal work location for each such individual. Except as set forth on Schedule 5.15, no such individual has terminated his or her employment or engagement, nor, to the Knowledge of Sellers or Nextera, plans not to continue his or her employment or engagement with Sellers or Nextera after the date hereof. Schedule 5.15 also contains a list as of the date hereof of all individuals who formerly performed services in the Business operations of Sellers and Nextera in the capacity of an employee or independent contractor and whose employment or engagement terminated on or after January 1, 2003.

                  (b) None of Sellers nor Nextera is a party to any collective bargaining agreement or agreement of any kind with any union or labor organization, no such agreement is currently being negotiated on behalf of Sellers or Nextera, and, to the Knowledge of Sellers or Nextera, there is no effort by or on behalf of any labor union to organize any employees of the Business for purposes of collective bargaining. Solely to the extent relating to the employees of the Business, (i) there is no strike, labor dispute, work shutdown or work stoppage actually pending, or to the Knowledge of Sellers or Nextera, threatened, against Sellers or Nextera with respect to the Business,
         (ii) no collective bargaining grievance is pending or, to the Knowledge of Sellers or Nextera, threatened against Sellers or Nextera or any other entity with respect to the Business, and (iii) none of Sellers nor Nextera is the subject of any Litigation which is pending or, to the Knowledge of Sellers or Nextera, threatened, asserting that Sellers or Nextera have committed an unfair labor practice (within the meaning of the National Labor Relations Act or any applicable law) or seeking to compel Sellers or Nextera to bargain with any labor organization as to wages and conditions of employment.

                  (c) Sellers and Nextera have complied in all material respects with all applicable federal, state and local laws, rules, regulations and executive orders relating to employment, including, but not limited to, the National Labor Relations Act, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Reconstruction Civil Rights Acts, as amended; the Equal Pay Act of 1963, as amended; the Age Discrimination in

         Employment Act of 1967, as amended; the Rehabilitation Act of 1973, as amended; the Selective Service Act of 1948, as amended; the Veterans' Re-employment Rights Acts, as amended; the Vietnam Era Veterans Readjustment Act of 1974, as amended; the Fair Labor Standards Act, as amended; the Occupational Safety and Health Act of 1970, as amended; the Immigration Reform and Control Act of 1986 and the regulations promulgated pursuant thereto; the Worker Adjustment and Retraining Notification Act, as amended ("WARN") and all applicable laws, rules and regulations governing payment of minimum wages and overtime rates, the withholding and payment of taxes from compensation of employees and the payment of premiums and/or benefits under applicable worker compensation laws.

                  (d) Except as set forth on Schedule 5.15, there (i) is no outstanding, pending, or to the Knowledge of Sellers or Nextera, threatened, claim in excess of Ten Thousand Dollars ($10,000) individually or Twenty-Five Thousand Dollars ($25,000) in the aggregate against Sellers, Nextera or the Business by any individual who is a current or former employee or independent contractor of the Business,
         (ii) is no dispute between Sellers or Nextera and a number or class of any individuals who are current or former employees or independent contractors of the Business which has had or would reasonably be expected to have a Material Adverse Effect or materially impair the ability of Buyer to carry on the Business as currently conducted and
         (iii) there are no material payments of compensation in excess of Fifty Thousand Dollars ($50,000) due but unpaid to any individual who is a current or former employee or independent contractor of the Business.

         Section 5.16.     Employee Benefit Plans; ERISA.

                  (a) Schedule 5.16 contains a true, current and complete list of all Seller Plans for any of the current or former employees, officers, non-employee directors or consultants of Sellers. For purposes of this Agreement, "Seller Plans" shall mean (i) all employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (ii) each supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Section 125 of the Code) or dependent care (Section 129 of the Code), life insurance or accident insurance plans, programs or arrangements, (iii) each bonus, pension, profit sharing, savings, deferred compensation or incentive plans programs or arrangements, (iv) each other fringe or employee benefit plan, program or arrangement that applies to senior management and that does not generally apply to all employees and (v) each employment, retention or severance agreement that, in any case of
         (i) through (v) above, written or otherwise, are sponsored or maintained by Sellers, Nextera or any trade or business (whether or not incorporated) which is treated as a single employer with Sellers within the meaning of Section 414(b), (c), (m) or (o) of the Code (an "ERISA AFFILIATE") for any of their current or former employees, officers, non-employee directors or consultants.

                  (b) Sellers have provided to Buyer a true and complete copy of (i) each Seller Plan listed on Schedule 5.16, including (without limitation) all material amendments thereto and related trust documents, administrative services agreements, group annuity contracts and group insurance contracts, (ii) with respect to any such Seller Plan intended to qualify under Section 401(a) of the Code, the most recent favorable determination or opinion letter from the Internal Revenue Service with respect to such Seller Plan's qualified status under Code and (iii) all current summary plan descriptions, summaries of material modifications and material communications relating to each such Seller Plan.

                  (c) None of the Seller Plans is (i) subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a "MULTIEMPLOYER PLAN" as defined in Sections 3(37) and 4001(a)(3) of ERISA or (iii) an employee pension benefit plan, within the meaning of
         Section 3(2) of ERISA that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of
         Section 4063 of ERISA (a "MULTIPLE EMPLOYER PLAN"). Sellers, Nextera and any ERISA Affiliate have not incurred any liability under Title IV of ERISA that could become, after the Closing Date, an obligation of Buyer. No liability to the Pension Benefit Guaranty Corporation has been incurred by Sellers, Nextera or any ERISA Affiliate since the effective date of ERISA. No event has occurred with respect to any Seller Plan that has been established, maintained or contributed to at any time during the five-year period immediately preceding the Closing Date which could result in liability to Buyer under Section 4069 of ERISA.

         Section 5.17.     Contracts and Commitments.

                  (a) Except for Excluded Assets, Schedule 5.17 lists all material Contracts used in or relating to the Business.

                  (b) Sellers have delivered true complete and correct copies of all written Contracts listed on Schedule 5.17 to Buyer prior to the date hereof.

                  (c) Except for Excluded Assets and the Real Property Leases and Personal Property Leases listed on Schedules 1.1(a) and 1.1(h) respectively, the Contracts constitute all of the contracts, agreements, contract rights, leases, license agreements, franchise rights and agreements, policies, purchase and sales orders, quotations and executory commitments, instruments, guaranties, indemnifications, arrangements and understandings (written or oral) necessary to conduct the Business as presently conducted.

                  (d) To the Knowledge of Sellers and Nextera, all of the Contracts are valid and binding, in full force and effect and enforceable in accordance with their respective provisions, subject to enforceability against the other party thereto and the effect of applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject to the effect of general principles of equity, including, without limitation, the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

                  (e) Except as set forth on Schedule 5.17, none of Sellers nor Nextera has assigned, mortgaged, pledged, Encumbered, or otherwise hypothecated any of its right, title or interest under any Contract.

                  (f) Except as set forth in Schedule 5.17, none of Sellers nor Nextera (nor, to the Knowledge of Sellers and Nextera, any other party thereto) is in violation of, in default in respect of nor has there occurred an event or condition which, with the passage of time or giving or notice (or both) would constitute a violation or default of any Contract, and, to the Knowledge of Sellers and Nextera, there are no facts or circumstances which would reasonably indicate that Sellers or Nextera (or any other party) will be or may be in violation of or in default in respect of any Contract, subsequent to the date hereof. Except as set forth in Schedule 5.17, no notice has been received by Sellers or Nextera claiming any such default by Sellers or Nextera or indicating the desire or intention of any other party thereto to amend, modify, rescind or terminate the same.

         Section 5.18.     Receivables; Payables.

                  (a) All Receivables shown on the June Balance Sheet and all such receivables held by Sellers on the date hereof were and are valid obligations of the respective makers thereof arising from services actually performed by Sellers in the ordinary course of business, and were not and are not subject to any offset or counterclaim, except for amounts reserved against on the June Balance Sheet (which reserves are adequate and calculated consistent with past practice, and will not represent a material adverse change in the composition of such receivables in terms of aging) and, with respect to notes and accounts thereafter arising and outstanding on the date hereof, except for a percentage thereof equal to the percentage which said reserved amounts on the June Balance Sheet constituted of the aggregate of notes and accounts receivable at the date of the June Balance Sheet.

                  (b) Schedule 3.6 contains an accurate and complete list, as of a date no earlier than June 30, 2003, of all of the Receivables, together with detailed information as to each such Receivable which has been outstanding for more than thirty (30) days. Except as set forth on
         Schedule 3.6, none of Sellers nor Nextera have any Knowledge that any account debtors of Sellers are unable to pay any accounts receivable owed to Sellers for any reason whatsoever, except to the extent of any amounts reserved against on the June Balance Sheet.

                  (c) Except as set forth on Schedule 5.18, as of a date no earlier than June 30, 2003, Sellers have paid all accounts payable in the ordinary course of business in accordance with the terms thereof, and has not delayed the payment thereof in contemplation of the transactions provided in the Agreement or otherwise.

         Section 5.19. Books of Account; Records. The general ledgers, books of account, stock record books, minute books and other records of Sellers and Nextera related to the Business are complete and correct in all material respects, have been maintained in accordance with good business practices and the matters contained therein are appropriately and accurately reflected in the Financial Statements.

         Section 5.20. Officers, Employees and Compensation. Except as set forth on Schedule 5.20, to the extent the following constitute Assumed Liabilities, the provisions for wages and salaries accrued on the Annual Financial Statements and any liabilities therefor reflected on the June Balance Sheet are adequate for salaries and wages, including accrued vacation pay, for the period up through the date thereof, and Sellers and Nextera have accrued on their books and records all obligations for wages and salaries and other compensation to their employees, including, but not limited to, vacation pay and sick pay, and all commissions and other fees payable to independent contractors, agents, salesmen and representatives. Except as set forth on Schedule 5.20 or under the Seller Plans or the Non-Compete Agreements, none of Sellers nor Nextera has become obligated, directly or indirectly, to any shareholder, director, officer, member or manager of any of Sellers or any member of their families, except for current liability for such compensation reflected on the June Balance Sheet. Except as set forth on Schedule 5.20, no shareholder, director, officer, member, or manager, agent or employee of Sellers holds any position or office with or has any material financial interest, direct or indirect, in any supplier, customer or account of, or other outside business which has material transactions with Sellers or Nextera.

         Section 5.21. Real Property Leases. Schedule 1.1(a) lists each real property lease used by Sellers in the operation of the Business under which any of Sellers or Nextera is a lessee. True copies of such Real Property Leases (including all amendments thereof and modifications thereto) have been delivered to Buyer prior to the date hereof. All such Real Property Leases are valid and binding and in full force and effect, subject to enforceability against the other party and the effect of applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject to the effect of general principles of equity, including, without limitation, the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law. Except as set forth on Schedule 5.21, none of Sellers nor Nextera (nor, to the Knowledge of Sellers or Nextera, any other party thereto) is in violation of, in default in respect of nor has there occurred an event or condition which, with the passage of time or giving of notice (or both) would constitute a default of any such Real Property Lease. Sellers do not own any real property.

         Section 5.22. Personal Property Leases. Schedule 1.1(h) is a complete and accurate list of each Personal Property Lease used by Sellers in the operation of the Business under which any of Sellers or Nextera is a lessee. To the Knowledge of Sellers and Nextera, all of such Personal Property Leases are valid and binding, in full force and effect and enforceable in accordance with their respective provisions, subject to enforceability against the other party thereto and the effect of applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject to the effect of general principles of equity, including, without limitation, the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law. Except as set forth on Schedule 5.22, none of Sellers nor Nextera (nor, to the best Knowledge of Sellers or Nextera, any other party thereto) is in violation of, in default in respect of nor has there occurred an event or condition which, with the passage of time or giving of notice (or both) would constitute a default of any such Personal Property Lease.

         Section 5.23.     Environmental Matters. Except as set forth on
Schedule 5.23, to the Knowledge of Sellers and Nextera, (i) there are no conditions at, in, on, under or related to the real property leased under the Real Property Leases (the "LEASED REAL PROPERTY") which pose a hazard to human health or the environment other than such conditions which are in compliance with applicable Environmental Laws, (ii) Sellers and Nextera are in compliance with all applicable Environmental Laws, and Sellers and Nextera are not engaged in the production, use, treatment, storage, transportation, handling discharge, disposal, arrangement for disposal or release or threatened release of any Hazardous Substance or Solid Waste in violation of applicable Environmental Law
(a) at, in, on, under, from, or over the Leased Real Property, or (b) into or upon or over soil, surface water or groundwater at, on, or under the Leased Real Property, (iii) during Sellers' or the Nextera's lease thereof, Sellers and Nextera have not been responsible for the creation of any underground tanks, collection dumps or pits, land disposal facilities or surface impoundments at, on or under the Leased Real Property and (iv) during Sellers' or Nextera's lease thereof, Sellers and Nextera have not been responsible for the incorporation of asbestos containing material, radon or PCB-containing electrical transformers or other equipment or machinery which contains or has contained PCBs, at, on, or under the Leased Real Property, in violation of applicable Environmental Laws.

         Section 5.24. Complete Disclosure. No representation or warranty made by Sellers or Nextera in this Agreement, and no exhibit, schedule, statement, certificate, financial statement or projection or other writing furnished to Buyer by or on behalf of Sellers or Nextera, pursuant to this Agreement or in connection with the transactions contemplated hereby or thereby, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein not misleading. Sellers have furnished or caused to be furnished to Buyer or its representatives for review complete and correct copies of all agreements and documents set forth on the disclosure schedules attached hereto. None of Sellers nor Nextera has Knowledge of any fact that has any specific application to Sellers and/or Nextera that may have a Material Adverse Effect which has not been set forth in this Agreement or in the schedules hereto.

         Section 5.25. Agreements and Transactions with Related Parties. Except as set forth on Schedule 5.25, neither Sellers nor Nextera is or has been a party to any Contract related to the Assets with, or any other commitment to
(i) any party owning, beneficially or of record, directly or indirectly, any of the capital stock of Sellers, (ii) any person related by blood, adoption or marriage to any such party, (iii) any director or officer of any of Sellers or Nextera, (iv) any corporation or other entity in which any of the foregoing parties has, directly or indirectly, at least a five percent (5%) beneficial interest in the capital stock or other type of equity interest in such corporation or (v) any partnership in which any such party is a general partner (any or all of the foregoing being herein referred to as "RELATED PERSONS"). Without limiting the generality of the foregoing, except as set forth on
Schedule 5.25, (A) no Related Person directly or indirectly owns or controls any Assets or properties which are or have been used in the Business and (B) no Related Person directly or indirectly engages in or has any significant interest in or connection with any business (x) which is or which within the last two years has been a competitor, customer or supplier of Sellers or has done business with Sellers, or (y) which provides services which are similar or related to Sellers' services.

         Section 5.26.     Clients and Customers.

                  (a) Schedule 5.26 contains (A) a true and complete list of the clients and customers of the Business for the year then ended December 31, 2002 and for the five (5) month period ended May 31, 2003; provided that such Schedule may list only one client in any joint-representation engagement and (B) the name of the employee principally responsible for providing services to and, if different, billing each such client and customer to whom the Business provided services during 2002 and 2003.

                  (b) Schedule 5.26 contains (A) a true and complete list of all written contracts, agreements, retainers and accepted proposal letters pursuant to which the Business was actively rendering services to its clients and customers as of July 31, 2003 (the "CLIENT CONTRACTS") in excess of Fifty Thousand Dollars ($50,000) and (B) a true and correct description of (x) any and all disputes or defaults arising under or with respect to the Client Contracts in connection with which a client or customer has threatened, or is expected to, terminate its contract with Sellers or claim for Damages, and (y) all loans or advances made by Sellers to or on behalf of clients and customers of the Business, which description includes the date of such loan or advance and the principal balance of outstanding as of the date of this Agreement under each such loan or advance. To the Knowledge of Sellers and Nextera, no client or customer of the Business has threatened to terminate, fail to renew or adversely modify any relationship with the Business.

                  (c) There are no existing or, to the Knowledge of Sellers or Nextera, threatened service liability, warranty or other similar claims, against Sellers for services which are defective or fail to meet any service warranties. Except as set forth on Schedule 5.26, since December 31, 2001, Sellers have not recorded any renegotiation or price redetermination of any Business transaction in an amount in excess One Hundred Thousand Dollars ($100,000).

         Section 5.27. Work-In-Process. Schedule 5.27 contains a true aged list of work-in-process related to the Business as of July 31, 2003, all of which are appropriately valued and are billable and collectible in the ordinary course of business.

         Section 5.28.     Solvency.

                  (a) None of Sellers nor Nextera is now insolvent and will not be rendered insolvent by the transactions contemplated by this Agreement. As used in this section, "insolvent" means that the sum of the Liabilities of Sellers or Nextera, as the case may be, exceeds the present fair market value of Sellers' or Nextera's assets, as the case may be.

                  (b) Immediately after giving effect to the consummation of the transactions contemplated by this Agreement: (i) each of Sellers and Nextera will be able to pay its Liabilities as they become due in the ordinary course of its business; (ii) each of Sellers and Nextera will not have unreasonably small capital with which to conduct its present or proposed business; and (iii) taking into account all pending and threatened Litigation, final judgments against Sellers or Nextera in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Sellers or Nextera will be unable to satisfy any such judgments in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Sellers or Nextera.

         Section 5.29. No Other Representations. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE V, SELLERS AND NEXTERA MAKE NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WRITTEN OR ORAL.

                                   ARTICLE VI

                 REPRESENTATIONS AND WARRANTIES OF BUYER AND FTI

         Buyer and FTI hereby jointly and severally represent and warrant to Sellers and Nextera that:

         Section 6.1.      Organization.

                  (a) FTI is a corporation duly formed and validly existing and in good standing under the laws of the State of Maryland and has all requisite corporate power and lawful authority to (i) enter into this Agreement and to perform its obligations hereunder, (ii) own, lease and operate its properties and assets as they are now owned, leased and operated, and (iii) carry on its business as now conducted and presently proposed to be conducted. Except as set forth on Schedule 6.1, FTI is not qualified to conduct business in any jurisdiction outside of the State of Maryland.

                  (b) Buyer is a limited liability company duly formed and validly existing and in good standing under the laws of the State of Maryland and has all requisite limited liability company power and lawful authority to (i) enter into this Agreement and to perform its obligations hereunder, (ii) own, lease and operate its properties and assets as they are now owned, leased and operated, and (iii) carry on its business as now conducted and presently proposed to be conducted. Except as set forth on Schedule 6.1, Buyer is not qualified to conduct business in any jurisdiction outside of the State of Maryland.

         Section 6.2. Authorization of Buyer. Each of Buyer and FTI has the full legal right, power and all authority of a corporation or a limited liability company, as applicable, to enter into, execute and deliver this Agreement, to perform fully its obligations hereunder and consummate the transactions contemplated hereby. All necessary and appropriate corporate or limited liability company action, as applicable, has been taken by each of Buyer and FTI with respect to the execution and delivery of this Agreement and the performance of its obligations hereunder and this Agreement has been duly executed and delivered by Buyer and FTI and constitutes the valid and binding obligation of Buyer and FTI enforceable against Buyer and FTI in accordance with its terms except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally and subject to general principles of equity.

         Section 6.3. Non-Contravention. Neither the execution and delivery of this Agreement by Buyer or FTI nor the performance by Buyer or FTI of the transactions contemplated hereby will: (a) violate or conflict with any of the provisions of the Articles of Organization or operating agreement of Buyer or the Articles of Incorporation or By-laws of FTI; (b) to Buyer or FTI's knowledge, violate or conflict with any provisions of any law or order applicable to Buyer or FTI; or (c) except as set forth on Schedule 6.3, to Buyer or FTI's knowledge, require any consent or approval by or filing or notice with any governmental or regulatory body or other Person except for: (i) filings under federal or state securities or "blue sky" laws (which have been or will be made) and (ii) such as would not have a material adverse effect on Buyer or FTI.

         Section 6.4. Brokers. The transactions contemplated herein were not submitted to Buyer or FTI by any broker or other person entitled to a commission or finder's fee thereon, and were not with the consent of either Buyer or FTI submitted to Sellers or Nextera by any such broker or other person. Neither Buyer, FTI nor any of its officers, directors, managers or employees, has engaged any broker or finder or incurred or taken any action which may give rise to any liability against itself or the Assets for any brokerage fees, commissions, finders' fees or similar fees or expenses and no broker or finder has acted directly or indirectly for Buyer or FTI in connection with this Agreement or the transactions contemplated hereby.

         Section 6.5. Legal Proceedings, etc. There is no Litigation filed, pending or, to the knowledge of FTI or Buyer, threatened against FTI or Buyer and involving this Agreement or the transactions contemplated hereby before any Governmental Authority. Neither FTI nor Buyer is subject to any judgment, order or decree, or, to the knowledge of FTI or Buyer, any governmental restriction applicable to FTI or Buyer, which reasonably could be expected to result in, or which has, a material adverse effect on Buyer's ability to consummate the transactions contemplated hereby.

                                   ARTICLE VII

                        COVENANTS OF SELLERS AND NEXTERA

         Section 7.1. Change of Name; Use of Name. Sellers and Nextera acknowledge and agree that the names "Lexecon" and "Lexecon Consulting" or any combination or derivation thereof are an Asset which shall be acquired by Buyer hereunder. At or prior to the Closing Date, Lexecon shall change its corporate name to one which is not the same as or similar to its present corporate name or any other trademarks or service marks now used by Sellers. At Buyer's expense, Seller and Nextera shall grant all reasonable consents and take any other and further reasonable action requested by Buyer to enable Buyer to use, reserve or register any such name for the exclusive use of Buyer; provided, that neither Nextera nor any of Sellers will be required to pay any fees, commence any litigation or make any other concessions to any person in connection with providing such assistance. As soon as practicable and in any event no later than thirty (30) days after the Closing, Sellers and Nextera shall discontinue use of the names "Lexecon", "Lexecon Consulting" and any similar names. Sellers and Nextera shall provide such assistance as Buyer may reasonably request at Buyer's cost and expense in relation to any infringement, unfair competition, passing off or similar claim which Buyer may bring in the future against any third party based on the use of the "Lexecon" name.

         Section 7.2. Conduct of Business Prior to the Closing. Sellers and Nextera covenant that on and after the date hereof and prior to the Closing, and except with respect to the Non-Compete Agreements or as otherwise consented to or approved by an authorized officer of Buyer in writing, the Business shall be conducted only in the ordinary course, including:

                  (a) Nextera shall not declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any class or series of its capital stock or other equity interests;

                  (b) Sellers and Nextera shall not authorize or issue any capital stock of Sellers or Nextera other than any issuance of capital stock of Nextera upon exercise of any outstanding stock option agreements; grant any stock option or right to purchase shares of capital stock of Sellers or Nextera; issue any security convertible into such capital stock; grant any registration rights; purchase, redeem, retire, or otherwise acquire by Sellers or Nextera, any shares of any such capital stock;

                  (c) Sellers shall not, other than in the ordinary course of business, (i) sell, lease, transfer or dispose of any material assets or rights or (ii) acquire or lease any material assets or rights;

                  (d) Sellers shall not pay, discharge or satisfy any material liability, obligation or lien with respect to underlying obligations, other than payment, discharge or satisfaction of (i) material Indebtedness as it matures and becomes due and payable; (ii) liabilities, obligations or liens in the ordinary course of business; or (iii) as otherwise contemplated by this Agreement;

                  (e) Sellers shall not materially (i) change any of the accounting or tax principles, practices or methods or (ii) change reserve policies or reserves;

                  (f) Except as set forth on Schedule 7.2, Sellers shall not (other than in the ordinary course consistent with past practice)
         (i) make any material change in the compensation payable to any of its officers, directors, employees, agents, consultants or sales associates, (ii) enter into or amend any material employment, severance, consulting, termination or other agreement or any employee benefit plan or (iii) make any material change, in any Seller Plan listed on Schedule 5.16;

                  (g) Except as set forth on Schedule 7.2, Sellers shall not (other than in the ordinary course consistent with past practice) make any material payments, loans, advances or other distributions to, or enter into any material transaction, agreement or arrangement with, any officers, directors, employees, sales associates, stockholders or their respective affiliates;

                  (h) Sellers shall not make or authorize any capital expenditures, except in the ordinary course consistent with past practice or not in excess of Twenty-Five Thousand Dollars ($25,000) individually or One Hundred Thousand Dollars ($100,000) in the aggregate;

                  (i) None of Sellers nor Nextera shall, with respect to the Business prior to Closing and without the express written consent of Buyer, (i) grant any compensation increases (other than any increase required by law) to any Business employee, other than normal merit and cost of living increases in the ordinary course of business consistent with past practice, or grant any severance or termination pay to any officer, director or Business employee or enter into any employment or consulting agreement with any such person, (ii) except as set forth on Schedule 7.2, enter into any new, or materially amend or alter any Seller Plan or make any payments to any Business employees other than as contemplated by Seller Plans existing as of the date of this Agreement.

                  (j) Sellers shall not settle or compromise any Tax liability or agree to any adjustment of any Tax attribute or made any election with respect to Taxes;

                  (k) Sellers shall not make any change in its working capital practices generally, including accelerating any collections of cash or accounts receivable or deferring payments or accruals;

                  (l) Sellers shall not incur any material liability other than in the ordinary course of business consistent with past practice and other than as permitted under this Section 7.2;

                  (m) Sellers shall not have a judgment entered or settle any Litigation resulting in a loss, payment or other cost, after receipt of insurance payments, individually or in the aggregate, in excess of Twenty-Five Thousand Dollars ($25,000);

                  (n) Sellers shall not amend its respective Formation Documents or alter through merger, liquidation, reorganization, restructuring or in any other fashion its respective corporate structure or ownership;

                  (o) Sellers shall not modify, waive, change, amend, release, or terminate any material Contract, agreement, license or other instrument to which any of Sellers is a party, including all material customer/consulting agreements, other than any satisfaction by performance in accordance with the terms thereof in the ordinary course of business;

                  (p) Seller shall not enter into or amend in an adverse manner any agreement which had non-competition, geographical restriction or similar covenants that would be material;

                  (q) Sellers shall use commercially reasonable efforts to maintain, preserve and protect all of its assets and properties necessary to operate the Business, whether real or personal, tangible or intangible, in good condition, ordinary wear and tear and damage by fire or other casualty excepted;

                  (r) The books, records and accounts of Sellers shall be maintained in the ordinary course of business and in accordance with generally accepted accounting principles; and

                  (s) Sellers and Nextera shall use commercially reasonable efforts to preserve Sellers' business organization, to keep available the services of Sellers' present employees, to preserve the good will of Sellers' suppliers, clients and others having business relations with Sellers, and to use commercially reasonable efforts to assist Sellers in retaining the services of key employees and agents of Sellers for Buyer after the Closing Date on terms reasonably satisfactory to Buyer; provided, that, other than payments under the Non-Compete Agreements, neither Nextera nor any of Sellers will be required to pay any fees, commence any litigation or make any other concessions to any person in performing such activities.

         Section 7.3. Stockholder Meeting. Subject to Section 7.4, Nextera shall cause a meeting of the Nextera Stockholders (the "NEXTERA STOCKHOLDER MEETING") to be duly called and held as promptly as reasonably practicable after the date hereof for the purpose of obtaining Nextera Stockholder Approval. Subject to Section 7.4, Nextera's Board of Directors shall recommend approval and adoption by the Nextera Stockholders of this Agreement and the transactions contemplated hereby (the "NEXTERA RECOMMENDATION"), and Nextera shall take all other reasonable lawful action to solicit and secure the Nextera Stockholder Approval. Subject to Section 7.4, the Nextera Recommendation, together with a copy of the opinion referred to in Section 5.12, shall be included in the Proxy Statement.

         Section 7.4.      Non-Solicitation.

                  (a)      Acquisition Proposal.

                           (i) Nextera agrees that it shall not, nor shall it permit Sellers to, nor shall it authorize or knowingly permit any officer, director, employee, affiliate, investment banker, attorney, accountant, agent or other advisor or representative of Nextera or Sellers, directly or indirectly, to (i) solicit, initiate or otherwise encourage the submission of any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action knowingly to facilitate any inquiries or the making of any proposal that constitutes, or that would reasonably be expected to lead to, an Acquisition Proposal, (iii) grant any waiver or release under any standstill or similar agreement with respect to any class or series of Nextera or Sellers' equity securities to the extent such waiver or release would permit the other party or parties to such agreement to actually acquire such securities or approve any matter for purposes of
         Section 203 of the DGCL with respect to any Person (for the avoidance of doubt, a waiver or release under such agreement that solely permits a proposal or offer, including, without limitation, an Acquisition Proposal, would not violate this clause (iii)), or (iv) enter into any agreement with respect to any Acquisition Proposal.

                           (ii) Nextera shall notify Buyer promptly (but in no event later than the third Business Day) after receipt by Nextera or Sellers of any Acquisition Proposal or any request for information relating to Nextera or Sellers in connection with an Acquisition Proposal or for access to the properties, books or records of Nextera or Sellers or any request for a waiver or release under any standstill or similar agreement by any Person that has made, or informs the Board of Directors of Nextera or Sellers that it is considering making, an Acquisition Proposal. The notice shall indicate the material terms and conditions of the proposal or request and the identity of the Person making it, and Sellers will promptly notify Buyer of any material modification of or material amendment to any Acquisition Proposal (and the terms of such modification or amendment); provided, however, that, without limiting what changes may be material, any change in the form, amount, timing or other aspects of the consideration to be paid with respect to the Acquisition Proposal shall be deemed to be a material modification or a material amendment.

                           (iii) (A) Except as permitted by Section 7.4(b), neither the Board of Directors of Nextera nor or any other committee thereof shall amend, withdraw, modify, change, condition or qualify in any manner adverse to Buyer, the Nextera Recommendation (it being understood and agreed that a communication by the Board of Directors of Nextera to Nextera Stockholders pursuant to Rule 14d-9(f) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), or any similar communication to the Nextera Stockholders in connection with the making or amendment of a tender offer or exchange offer by any Person, shall not be deemed to constitute a withdrawal, modification, amendment, condition or qualification of the Nextera Recommendation for purposes of this Section 7.4) and (B) unless Nextera's Board of Directors has previously withdrawn, or is concurrently therewith withdrawing, the Nextera Recommendation in accordance with this Section 7.4, Nextera's Board of Directors shall not recommend any Acquisition Proposal to the Nextera Stockholders. Nothing contained in this Section
         7.4 or elsewhere in this Agreement shall (i) prevent Nextera's Board of Directors from complying with Rule 14e-2 under the Exchange Act with respect to any Acquisition Proposal or making any disclosure required by applicable law or (ii) prohibit accurate disclosure of factual information regarding the business, financial condition or results of operations of Nextera or Sellers, or the fact that an Acquisition Proposal has been made, the identity of the party making such Acquisition Proposal or the material terms of such Acquisition Proposal to the extent such information, facts, identity or terms are required to be disclosed under applicable law.

                  (b)      Superior Proposal.

                           (i) Notwithstanding Section 7.4(a), if Nextera or any Seller receives an unsolicited Acquisition Proposal that the Nextera's Board of Directors determines in good faith is or could reasonably be expected to lead to the delivery of a Superior Proposal from the Person which made such unsolicited Acquisition Proposal, Nextera may, subject to compliance with all the other provisions of this Section 7.4, furnish information to and engage in discussions and negotiations with the Person making such offer with respect to its Acquisition Proposal ("PERMITTED ACTIONS"); provided that prior to engaging in any Permitted Actions (A) Nextera's Board of Directors concludes in good faith, after consultation with outside legal counsel and outside financial advisors, that, as a result of such Acquisition Proposal, such Permitted Action is necessary for Nextera's Board of Directors to act in a manner consistent with its fiduciary duties under applicable law, (B) Nextera shall receive from such Person an executed confidentiality agreement on terms that are not materially less favorable to Nextera and Sellers than the Confidentiality Agreement,
         (C) the Board of Directors of Nextera shall provide Buyer with prompt notice (but in no event later than the third Business Day) of its engaging in any Permitted Actions. Nextera shall keep Buyer informed, on a current basis, of the status of any material negotiations, discussions and documents with respect to such Acquisition Proposal or request.

                  (ii) Notwithstanding the foregoing Section 7.4(a), as a result of a Superior Proposal, the Board of Directors of Nextera may withdraw or modify the Nextera Recommendation in a manner adverse to Buyer if (i) Nextera has complied in all material respects with this
         Section 7.4 and (ii) Nextera shall have notified Buyer at least two (2) Business Days in advance of its intention to effect such withdrawal or modification of the Nextera Recommendation.

                  (iii) Notwithstanding anything in this Section 7.4 to the contrary, at any time prior to obtaining Nextera Stockholder Approval, the Board of Directors of Nextera may, in response to a Superior Proposal that was unsolicited and that did not otherwise result from a breach of this Section 7.4, cause Sellers to terminate this Agreement pursuant to Section 12.1(c)(ii) and concurrently enter into an agreement regarding such Superior Proposal; provided, however, that neither Nextera nor Sellers shall terminate this Agreement pursuant to
         Section 12.1(c)(ii), and any purported termination pursuant to Section 12.1(c)(ii) shall be void and of no force or effect (and Nextera or Sellers may not enter into such agreement regarding such Superior Proposal), unless Sellers and Nextera shall have complied in all material respects with all the provisions of this Section 7.4, including the notification provisions in this Section 7.4, and with all applicable requirements of Section 12.2(c) prior to or concurrently with such termination) in connection with such Superior Proposal; and provided further, that Nextera shall not exercise its right to terminate this Agreement pursuant to Section 12.1(c)(ii) until after the second Business Day following the date notice is given to Buyer in accordance with Section 13.1 (a "NOTICE OF SUPERIOR PROPOSAL") from Nextera advising Buyer that the Board of Directors of Nextera has received a Superior Proposal, (i) specifying the material terms and conditions of the Superior Proposal, (ii) identifying the Person making such Superior Proposal and (iii) stating that the Board of Directors of Nextera intends to exercise its right to terminate this Agreement pursuant to Section 12.1(c)(ii) (it being understood and agreed that, prior to any such termination taking effect, any amendment to the price or any other material term of a Superior Proposal (such amended Superior Proposal, a "MODIFIED SUPERIOR PROPOSAL") shall require a new Notice of Superior Proposal and a new two Business Day period with respect to such Modified Superior Proposal).

                  (iv) Immediately upon the execution of this Agreement, Nextera shall cease, and shall cause any Person acting on its behalf to cease, and cause to be terminated any existing discussions or negotiations with any Person conducted heretofore with respect to any of the foregoing and shall request any such parties in possession of confidential information about Nextera or Sellers that was furnished by or on behalf of Nextera or Sellers to return or destroy all such information in the possession of any such party or the agent or advisor of any such party.

         Section 7.5. Payoff of Indebtedness. At the Closing, Buyer and Sellers agree that a portion of the Cash Closing Amount shall be applied to repay and discharge in full the Indebtedness as contemplated by Section 3.2(a), and as evidenced by a funds flow memorandum delivered by Sellers to Buyer at least five (5) business days prior to the Closing in form and substance satisfactory to Buyer.

         Section 7.6. Employment Agreements. Sellers and Nextera agree to cooperate and use commercially reasonable efforts to cause each of the individuals listed on Schedule 7.6 to enter into Employment and Non-Competition Agreements with Buyer in the form mutually agreed between Buyer and such individuals (each, an "EMPLOYMENT AGREEMENT"); provided, that, other than payments under the Non-Compete Agreements, neither Nextera nor any of Sellers will be required to pay any fees, commence any litigation or make any other concessions to any person in order to provide such cooperation.

         Section 7.7. Covenant Against Hiring. Sellers and Nextera agree that they shall not take any action to induce any employee or representative of Sellers not to become or continue as an employee or representative of Buyer and Sellers and Nextera shall assist Buyer in its efforts to hire employees of Sellers who Buyer desires to hire. Without limiting the generality of the foregoing, Sellers and Nextera shall not, whether directly or indirectly through any subsidiary or affiliate, employ or retain, whether an employee, officer, director, agent, consultant or independent contractor, or in any other capacity whatsoever, or enter into any partnership, joint venture or other business association with, any person who was at any time an employee, representative, officer, director or manager of Sellers, for a period of 12 months after such person ceases or has ceased, for any reason, to be an employee, representative, officer or director of Sellers.

         Section 7.8. Noncompetition. For a period of five years after the Closing Date, Sellers and Nextera shall not directly or indirectly through any subsidiary or affiliated organization or through any director, officer, agent, employee or other individual, in any capacity, in the United States and Canada:

                  (a) Enter into or engage in or own any interest in any business which directly or indirectly manages or otherwise competes with the Business as it is conducted on the Closing Date;

                  (b) Solicit customers, business, patronage or orders for any business which directly or indirectly competes with the Business as it is conducted on the Closing Date; and

                  (c) Loan money or credit to or promote or provide financial assistance to any person, firm, association, corporation or other entity engaged in any of the services or activities described above or which directly or indirectly competes with the Business as it is conducted on the Closing Date.

         Section 7.9. Legal Examination and Investigation. Subject to its confidentiality policies regarding the Excluded Assets and any employees that are not hired by Buyer, on and prior to the Closing Date, Sellers and Nextera shall permit Buyer, FTI and its legal counsel to conduct a legal review, examination or investigation of the Contracts, Permits, books, records, tax returns, and operations of Sellers and Nextera that are related to the Business as Buyer, FTI or its legal counsel may wish. Any such investigation and examination shall be conducted at reasonable times following reasonable notice and under reasonable circumstances and Sellers and Nextera shall cooperate fully therein. In the event that, as a result of any such investigation, Buyer or FTI has Knowledge of any fact that makes untrue any representation or warranty of

Sellers or Nextera hereunder, Buyer shall promptly (but in no event later than the third Business Day) provide Sellers and Nextera with written notice of such fact. Sellers and Nextera shall furnish the Buyer and FTI during such period with all such information and copies of such documents concerning the Business that Buyer, FTI or its legal counsel may reasonably request and cause its officers, employees, consultants, agents, accountants and attorneys to reasonably cooperate with such representatives in connection with such review and examination and to make full disclosure to Buyer and FTI of all material facts affecting the Business.

         Section 7.10. Notice of Events. Sellers and Nextera shall promptly notify Buyer of (a) any event, condition or circumstance occurring from the date hereof through the Closing Date that would constitute a violation or breach of this Agreement, (b) any event, occurrence, transaction or other item which would have been required to have been disclosed on any schedule or statement delivered hereunder had such event, occurrence, transaction or item existed on the date hereof, other than items arising in the ordinary course of business which would not render any representation or warranty of Sellers or Nextera materially misleading.

         Section 7.11. Tail Insurance. At Buyer's sole cost and expense, at or prior to Closing, Sellers shall obtain "occurrence based" professional liability insurance coverage or "tail" insurance from a carrier reasonably acceptable to Buyer, naming Buyer as an additional insured, in the amount of at least $5 million of primary coverage and $10 million of excess coverage, for acts or omissions arising in the operation or conduct of the Business prior to the Closing.

                                  ARTICLE VIII

                         COVENANTS OF SELLERS AND BUYER

         Section 8.1.      Hart-Scott-Rodino and Other Filings.

                  (a) As promptly as practicable, and in any event within five (5) Business Days following the execution and delivery of this Agreement by the Parties, Sellers, Nextera, Buyer and FTI shall each prepare and file any required notification and report form under the HSR Act, in connection with the transactions contemplated hereby. Buyer and Nextera shall each bear one-half of any filing fees in connection with such filing. Sellers, Nextera, Buyer and FTI shall take or cause to be taken all commercially reasonable actions and do or cause to be done all things reasonably necessary, proper or advisable in the sole judgment of such Party, as the case may be, to obtain prompt termination of the waiting period under the HSR Act.

                  (b) Sellers, Nextera, Buyer and FTI shall cooperate, (i) in determining whether, in addition to the filings required by the HSR Act, any action by or in respect of, or filing with, any Governmental Authority in connection with the consummation of the transactions contemplated by this Agreement is required and (ii) in taking such commercially reasonable actions or making any such filings, furnishing information required in connection therewith. As promptly as practicable, following the execution and delivery of this Agreement by the Parties, Sellers, Nextera, Buyer and FTI shall prepare and file any other application, report, or other filing required to be submitted to any other Governmental Authority in connection with the transactions contemplated hereby, the filing fees of which (except as provided in clause (a) above) shall be borne by the party required to make such filing.

         Section 8.2. Proxy Statement. As soon as practicable and in any event no later than thirty (30) days after execution of this Agreement, Nextera shall prepare and file the Proxy Statement with the SEC under the Exchange Act. Nextera will use commercially reasonable efforts to have the Proxy Statement cleared by the SEC. Buyer and Nextera shall cooperate with each other in the preparation of the Proxy Statement, and Nextera shall notify Buyer of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Buyer promptly copies of all correspondence between Nextera or any representative of Nextera or Sellers and the SEC. Nextera shall give Buyer and its counsel the opportunity to review and comment on the Proxy Statement and any other documents filed with the SEC or mailed to the Nextera Stockholders prior to their being filed with, or sent to, the SEC or mailed to such Nextera Stockholders and shall give Buyer and its counsel the opportunity to review and comment on all amendments and supplements to the Proxy Statement and any other documents filed with, or sent to, the SEC or mailed to the Nextera Stockholders and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC or mailed to the Nextera Stockholders. Each of Sellers, Nextera and Buyer agrees to use its commercially reasonable efforts, after consultation with the other Parties hereto, to respond promptly to all such comments of and requests by the SEC. As promptly as practicable after the Proxy Statement has been cleared by the SEC, Nextera shall mail the Proxy Statement to the Nextera Stockholders. Each of Sellers, Nextera and Buyer promptly shall correct any information provided by it and used in the Proxy Statement that shall have become false or misleading in any material respect, and Nextera shall take all steps necessary to file with the SEC and have cleared by the SEC any amendment or supplement to the Proxy Statement so as to correct the same and to cause the Proxy Statement as so corrected to be disseminated to the Nextera Stockholders, in each case to the extent required by applicable law.

         Section 8.3. Public Announcements. The Parties shall cooperate with each other in the development and distribution of, and consult with each other before issuing, any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other Parties (which shall not be unreasonably withheld or delayed), except as may be required by applicable law or any listing agreement with any securities exchange or the National Association of Securities Dealers.

         Section 8.4. Employment Matters. Except for the employees of the Sellers listed on Schedule 8.4, Buyer may offer employment as of the Closing to employees of Sellers employed in the Business in its sole discretion and Buyer shall not be obligated to hire any particular employee. Employees of Sellers employed in the Business who accept Buyer's offer of employment and commence employment with Buyer as of the Closing are hereinafter referred to as "HIRED EMPLOYEES." No later than 30 days prior to the Closing Date, Buyer shall disclose in writing to Sellers the employees of Sellers employed in the Business as of the date of this Agreement who will not be offered employment with Buyer.
Schedule 5.15 sets forth (a) the individuals who perform services in the Business operations of Sellers and Nextera in the capacity of an employee or independent contractor as well as the job classification and principal work location for each such individual, (b) any individual who has terminated his or her employment or engagement, or, to the Knowledge of Sellers or Nextera, plans not to continue his or her employment or engagement with Sellers or Nextera after the date hereof and (c) all individuals who formerly performed services in the Business operations of Sellers and Nextera in the capacity of an employee or independent contractor and whose employment or engagement terminated on or after January 1, 2003. Sellers shall provide Buyer with an updated copy of
Schedule 5.15 on the Closing if any information called for by the preceding sentence shall have changed between the date hereof and the Closing Date. Buyer shall assume, satisfy and discharge the following employment-related obligations of Sellers (the "ASSUMED EMPLOYMENT LIABILITIES"): (i) any WARN compliance obligations to the employees of Sellers employed in the Business who are employees immediately before the Closing and who are not offered employment with the Buyer (subject to reduction for any benefits paid under the Seller Plans);
(ii) continuation health coverage as required under Treasury Regulation Section 54.4980B-9, Q&A-8(c)(1) following the later of the Closing Date and the date Sellers cease to maintain any group health plan; (iii) any Liabilities Sellers have to Hired Employees for wages, salary, bonus (including Sellers' Liability to make the payments that are due and payable to Messrs. Carlton and Fischel set forth on Schedule 8.4, but not including any Liabilities of Sellers for the non-compete payments set forth on Schedule 9.19), commissions and vacation pay that have accrued as of the Closing Date, have not been paid by Sellers on or before the Closing Date and are finally due and payable in accordance with Sellers' past practice on or after the Closing Date; and (iv) any other Liabilities set forth on Schedule 8.4 under the caption "Assumed Employment Liabilities." Sellers agree that an amount equal to the Assumed Employment Liabilities described in clauses (iii) and (iv) above, shall be (A) treated as a Current Liability in the calculation of Working Capital pursuant to Section 3.5,
(B) disclosed to Buyer in reasonable detail no later than five (5) days before the Closing Date on an updated Schedule 8.4 (under the caption "Assumed Employment Liabilities") and (C) updated by Sellers on a final version of
Schedule 8.4 as of the Closing Date. Immediately before the Closing, Sellers shall pay to the employees of Sellers employed in the Business (whether or not they are Hired Employees) any and all Liabilities relating to or arising out of their employment with Sellers or termination of employment, including any payments and benefits due such employees pursuant to accrued wages, salary, bonus, commission, Non-Compete Agreements or other forms of compensation and any benefits and severance payments or similar benefits, except for (i) benefits that are not immediately payable under the terms of Seller Plans as set forth on
Schedule 8.4, which Sellers shall pay after the Closing Date in accordance with the terms of the Seller Plans, and (ii) the Assumed Employment Liabilities. From and after the Closing, Sellers shall retain all liabilities of Sellers, other than the Assumed Employment Liabilities, arising under, resulting from or relating to the Seller Plans or Sellers' employment of or termination of the employees of the Business, accruing on or prior to the Closing, including, without limitation, all severance obligations and any liabilities relating to the Non-Compete Agreements. Nextera shall use commercially reasonable efforts to maintain a health plan until it liquidates and ceases operations. Nextera shall notify Buyer in writing no later than 30 days prior to the date Nextera will cease to maintain any group health plan and shall provide to Buyer any information Buyer may reasonably request to enable Buyer to provide COBRA continuation coverage in accordance with this paragraph. Pursuant to the "Alternative Procedure" provided in Section 5 of Revenue Procedure 96-60, 1996-2 C.B. 399, (i) Buyer and Sellers shall report on a predecessor/successor basis as set forth therein, (ii) Sellers will be relieved from filing a Form W-2 with respect to any

Hired Employee and (iii) Buyer will file (or cause to be filed) a Form W-2 for each Hired Employee for the year that includes the Closing Date (including the portion of such year that such employee was employed by Sellers).

         Section 8.5. Confidentiality Agreement. The Parties acknowledge that Nextera, Sellers and FTI entered into that certain Amended and Restated Confidentiality Agreement, dated as of July 14, 2003 (the "CONFIDENTIALITY AGREEMENT"), which agreement shall continue in full force and effect in accordance with its terms until the expiration of the agreement according to its terms. Notwithstanding anything in the Confidentiality Agreement or herein to the contrary, or in any other written or oral understanding or agreement to which the Parties hereto are parties or by which they are bound, the Parties acknowledge and agree that any obligations of confidentiality contained therein and herein shall not apply to the tax treatment and tax structure of the transactions contemplated by this Agreement upon the earlier to occur of (a) the date of the public announcement of discussions relating to such transactions,
(b) the date of the public announcement of such transactions, or (c) the date of the execution of this Agreement, all within the meaning of Treasury Regulations
Section 1.6011-4.

         Section 8.6. Efforts to Satisfy Conditions. Sellers, Nextera, Buyer and FTI shall use their commercially reasonable efforts to cause the conditions contained herein to be satisfied.

         Section 8.7. Bulk Sales. Seller shall comply with any applicable "bulk sales" law or regulation relating to transfers governed by Article 6 of the Uniform Commercial Code or any other applicable laws or regulations relating to bulk transfers (other than tax laws) in connection with the consummation of the transactions contemplated hereby.

                                   ARTICLE IX

              CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER AND FTI

         The obligations of Buyer and FTI to be performed at the Closing shall be subject to the satisfaction as of or before the Closing Date of the following conditions (unless waived in writing by Buyer and FTI):

         Section 9.1. Nextera Stockholder Approval. The Nextera Stockholder Approval shall have been obtained.

         Section 9.2.      HSR Act; Consents; Filings.

                  (a) any applicable waiting period or required approval under the HSR Act, or any other similar applicable law required prior to the completion of the transactions contemplated hereby, shall have expired or been earlier terminated or received;

                  (b) no Governmental Authority shall have issued any law or decision or taken any other action then in effect, which restrains, enjoins or otherwise prohibits or makes illegal the consummation of the transactions contemplated hereby; provided, however, that the Parties hereto shall use their commercially reasonable efforts to have any such restraint, injunction or prohibition removed or vacated;

                  (c) Sellers and Nextera shall have obtained and delivered to Buyer those consents listed on Schedule 5.14; and

                  (d) the Parties shall have received from any and all Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement or any part hereof, such consents, authorizations and approvals as are necessary for the consummation thereof which are contemplated by Section 8.1.

         Section 9.3. Representations and Warranties. Sellers' and Nextera's representations and warranties set forth in this Agreement or any schedule hereto shall have been true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date as if such representations and warranties were made as of the Closing Date, except (i) for such representations and warranties qualified by materiality, which shall be true and correct in all respects (as so qualified), and (ii) to the extent that any such representation or warranty expressly relates to an earlier date and except for changes therein permitted or contemplated by this Agreement.

         Section 9.4. Officers' Certificate. Buyer shall have received a certificate from Sellers and Nextera, executed by the Chief Executive Officer and secretary of Sellers and Nextera, to the effect that (1) Sellers' and Nextera's representations and warranties set forth in Article V of this Agreement are true and correct in all material respects as of the date of Closing, except (i) for such representations and warranties qualified by materiality, which shall be true and correct in all respects (as so qualified), and (ii) to the extent that any such representation or warranty expressly relates to an earlier date and except for changes therein permitted or contemplated by this Agreement, (2) Sellers and Nextera have obtained all material consents of third parties and governmental officials necessary or appropriate in order to consummate the transfer of the Assets to Buyer, (3) Sellers and Nextera have performed and complied in all material respects with all covenants required to be performed or complied with by them prior to the Closing, (4) all conditions to Buyer's obligations to be satisfied by Sellers and/or Nextera set forth in this Article IX have been satisfied, (5) to their knowledge there exists no pending or threatened claim, action, arbitration, grievance, Litigation or proceeding, judicial or administrative, or governmental investigation against Sellers or Nextera or the Assets for the purpose of enjoining or preventing the consummation of the transactions contemplated by this Agreement, or claiming that this Agreement or the transactions contemplated hereby are illegal.

         Section 9.5.      Closing Certificates. Buyer shall have received:

                  (a) a duly executed certificate from an authorized officer of (x) Sellers and (y) Nextera certifying in such detail as Buyer may reasonably request to (i) (x) Sellers' and (y) Nextera's and Formation Documents, (ii) resolutions or minutes of the members of the Board of Directors of (x) Sellers and (y) Nextera pertaining to the authorization of this Agreement on behalf of itself and as the sole shareholder of Lexecon, CE and/or ERG, as the case may be, and all other instruments, documents, transactions and agreements contemplated hereby, and (iii) the incumbency of the executing officers of (x) Sellers and (y) Nextera; and

                  (b) a copy of the Certificate of Incorporation of each of Sellers and Nextera, certified as of a recent date by the Secretaries of State of the states of their incorporation, along with certificates of existence and good standing of Sellers and Nextera as of a recent date from the Secretaries of State of the states of their incorporation.

         Section 9.6. Voting Agreement. The Voting Agreement shall have been executed and delivered to Buyer and shall be binding and enforceable is accordance with its terms.

         Section 9.7. Opinion of Counsel. Buyer shall have received the legal opinions of Maron & Sandler and Latham & Watkins LLP in substantially the forms attached hereto as Exhibit C and Exhibit D, respectively.

         Section 9.8. Solvency Opinion/Fair Value. Sellers shall have received the solvency/fair value opinion from Houlihan Valuation Advisors, Nextera's financial advisor in form and substance reasonably satisfactory to Buyer, which includes an opinion that the Purchase Price constitutes an amount of consideration that is "reasonably equivalent value" (as such phrase is defined in the United States Bankruptcy Code, 11 U.S.C. 101 et seq., and cases thereunder) and "fair consideration" (as such phrase is defined in the Uniform Fraudulent Conveyance Act as now enacted in the States of New York and Delaware and cases thereunder) to Sellers in exchange for the Assets.

         Section 9.9. Fairness Opinion. Nextera shall have received a written opinion of Houlihan Valuation Advisors dated the date hereof, to the effect that, as of the date hereof, the Purchase Price is fair to Sellers, Nextera and Nextera's Stockholders from a financial point of view.

         Section 9.10. Performance of Agreement. All covenants, conditions and other obligations under this Agreement which are to be performed or complied with by Sellers or Nextera shall have been fully performed and complied with in all material respects on or prior to the Closing Date.

         Section 9.11. No Adverse Change. Since the Balance Sheet Date, there shall have been no change, loss or damage to the Assets or the Business, except for (i) changes in the ordinary course of business, (ii) changes contemplated hereby or relating to the transactions contemplated hereby or (iii) changes which could not reasonably be expected to result in, or which have not had, a Material Adverse Effect; provided that notwithstanding the foregoing, if Buyer can demonstrate, acting in good faith, that customers representing more than five percent (5%) of Sellers' revenues reflected on the statement of operations for the twelve (12) month period immediately preceding the Closing Date intend to terminate their business relationship with Sellers as a direct result of Buyer acquiring the Assets and the Parties consummating the transactions contemplated by this Agreement (excluding from such calculation any such customers that terminate their relationship with Sellers due to actual or perceived conflicts with FTI or Buyer and/or any of FTI's customers or clients), such circumstance shall be deemed to be a Material Adverse Effect.

         Section 9.12. No Proceedings. There is no pending or threatened claim, action, litigation or proceeding, judicial or administrative, or governmental investigation against Buyer,

FTI, Sellers, Nextera or the Assets for the purpose of enjoining or preventing the consummation of the transactions contemplated by this Agreement, any of the other Transaction Documents or the Voting Agreement or otherwise claiming that the consummation this Agreement, any of the other Transaction Documents or the Voting Agreement is illegal or invalid.

         Section 9.13. Employment Agreements. Buyer shall have received an Employment Agreement dated as of the date hereof duly executed and delivered by each employee of Sellers listed on Schedule 7.6.

         Section 9.14. Assignment of Leases. Buyer shall have received an Assignment of each of the Real Property Leases from Sellers or Nextera in the form attached hereto as Exhibit E ("LEASE ASSIGNMENT"), duly executed by Sellers (or Nextera) as assignor, and the landlord under such Real Property Lease, conveying all of Sellers' or Nextera's right, title and interest in and to the Real Property Leases, accompanied by (a) a written consent of the landlord to each such assignment and (b) an estoppel certificate from the landlord under each of the Real Property Leases.

         Section 9.15. Bill of Sale. Buyer shall have received from Sellers a General Conveyance, Assignment and Bill of Sale in the form attached hereto as Exhibit F, conveying, selling, transferring and assigning to Buyer all right, title and interest in and to the Assets free and clear of all security interests, liens, charges, encumbrances or equities whatsoever, except those matters approved in writing by Buyer prior to the Closing Date.

         Section 9.16. Transfer of Name and other Proprietary Rights. Sellers and Nextera shall have delivered to Buyer, in form suitable for filing, such certificates, consents and other documents as are necessary or desirable to
(i) effect the transfer of the registration of any name conveyed to Buyer pursuant to this Agreement in the states of Sellers' incorporation and organization and in each other state where Sellers are qualified to do business or has registered any such name under a "TRADE NAME" or "FICTITIOUS NAME" statute or similar law or has taken any other action in order to obtain or protect rights in such name and (ii) effect the transfer of any other Proprietary Rights being transferred to Buyer.

         Section 9.17. Receipt. A receipt of Sellers with respect to amounts paid to Sellers in Purchase Price pursuant to Section 3.2.

         Section 9.18. Evidence of Payoff. At the Closing, Sellers shall have delivered to Buyer documents in form and substance reasonably satisfactory to Buyer evidencing (i) the repayment and discharge in full (without any continuing adverse effect upon Sellers or Nextera) of the Indebtedness (including the termination of any commitments to extend credit thereunder), (ii) the termination and release of any liens granted in connection with the Indebtedness and (iii) evidence of termination of all Encumbrances listed on
Schedule 5.11 reasonably satisfactory to Buyer, in each case subject to Sellers' receipt of the Purchase Price.

         Section 9.19. Non-Compete Payments. Sellers and Nextera shall have made all non-compete payments listed on Schedule 9.19, in each case subject to Sellers' receipt of the Purchase Price.

         Section 9.20. "FIRPTA" affidavits. Buyer shall receive FIRPTA affidavits from Sellers and Nextera substantially in the form of Exhibit G attached hereto.

         Section 9.21. Other. Such other separate instruments of sale, assignment or transfer that Buyer may reasonably deem necessary or appropriate in order to perfect, confirm or evidence title to all or any part of the Assets.

                                    ARTICLE X

                 CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS

         The obligations of Sellers and Nextera to be performed at the Closing shall be subject to the satisfaction as of or before the Closing Date of the following conditions (unless waived in writing by Sellers and Nextera):

         Section 10.1. Nextera Stockholder Approval. Nextera Stockholder Approval shall have been obtained.

         Section 10.2.      HSR Act; Consents; Filings.

                  (a) any applicable waiting period or required approval under the HSR Act, or any other similar applicable law required prior to the completion of the transaction contemplated hereby shall have expired or been earlier terminated or received;

                  (b) no Governmental Authority shall have issued any law or decision or taken any other action then in effect, which restrains, enjoins or otherwise prohibits or makes illegal the consummation of the transaction contemplated hereby; provided, however, that the Parties hereto shall use their commercially reasonable efforts to have any such restraint, injunction or prohibition removed or vacated; and

                  (c) the Parties shall have received from any and all Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement or any part hereof, such consents, authorizations and approvals as are necessary for the consummation thereof which are contemplated by Section 8.1.

         Section 10.3. Representations and Warranties. Buyer and FTI's representations and warranties set forth in this Agreement and in any schedule hereto shall have been true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date as if such representations and warranties were made as of the Closing Date except for such representations and warranties qualified by materiality, which shall be true and correct in all respects (as so qualified).

         Section 10.4. Officers' Certificate. Sellers shall have received a certificate from Buyer and FTI, executed a duly authorized officer of Buyer and FTI, to the effect that (1) each of Buyer's and FTI's representations and warranties set forth in Article VI of the Agreement are true and correct in all material respects as of the date of Closing, except (i) for such representations and warranties qualified by materiality, which shall be true and correct in all respects (as so qualified), and (ii) to the extent that any such representation or warranty expressly relates to an earlier date and except for changes therein permitted or contemplated by this Agreement, (2) each of Buyer and FTI have performed and complied in all material respects with all covenants required to be performed or complied with by it prior to the Closing and (3) all conditions to Nextera's and Sellers' obligations to be satisfied by Buyer and FTI set forth in this Article X have been satisfied.

         Section 10.5. Closing Certificates. Sellers and Nextera shall have received:

                  (a) a duly executed certificate from an authorized officer of Buyer and FTI certifying in such detail as Nextera may reasonably request to (i) Buyer and FTI's respective articles of organization, articles of incorporation, operating agreement and by-laws, (ii) resolutions or minutes of the members of the Board of Directors of FTI and pertaining to the authorization of this Agreement on behalf of itself and as parent of Buyer and all other instruments, documents, transactions and agreements contemplated hereby, and (iii) the incumbency of the executing officers of FTI; and

                  (b) a copy of the Articles of Incorporation of FTI and articles of organization of Buyer, certified as of a recent date by the Secretary of State of the State of Maryland, along with a certificate of existence or good standing of Buyer and FTI from the Secretary of State of the State of Maryland.

         Section 10.6. Solvency Opinion/Fair Value. Sellers shall have received the solvency/fair value opinion from Houlihan Valuation Advisors, Nextera's financial advisor in form and substance reasonably satisfactory to Buyer, which includes an opinion that the Purchase Price constitutes an amount of consideration that is "reasonably equivalent value" (as such phrase is defined in the United States Bankruptcy Code, 11 U.S.C. 101 et seq., and cases thereunder) and "fair consideration" (as such phrase is defined in the Uniform Fraudulent Conveyance Act as now enacted in the States of New York and Delaware and cases thereunder) to Sellers in exchange for the Assets.

         Section 10.7. Fairness Opinion. Nextera shall have received a written opinion of Houlihan Valuation Advisors dated the date hereof, to the effect that, as of the date hereof, the Purchase Price is fair to Seller, Nextera and Nextera's Stockholders from a financial point of view.

         Section 10.8. Assumption Agreement. Sellers shall have received from Buyer such instruments of assumption, which shall be in form and substance satisfactory to Nextera that are necessary or appropriate in order to evidence the assignment to and the assumption by Buyer of the Assets and the Assumed Liabilities.

         Section 10.9. Opinion of Counsel. Sellers shall have received an opinion of the Vice President, Secretary and General Counsel of FTI and Paul, Hastings, Janofsky & Walker LLP in substantially the forms attached hereto as Exhibit H and Exhibit I, respectively.

         Section 10.10. Payments at Closing. Sellers shall have received by wire transfer of immediately available funds amounts equal to the Cash Closing Amount and the Medical Plan Payment, and Buyer shall have deposited the Escrow Amount in a third party escrow account into accordance with Section 3.2(b).

         Section 10.11. Performance of Agreement. All covenants, conditions and other obligations under this Agreement which are to be performed or complied with by Buyer and FTI shall have been fully performed and complied with in all respects on or prior to the Closing Date.

         Section 10.12. No Adverse Proceeding. There is no pending or threatened claim, action, litigation or proceeding, judicial or administrative, or governmental investigation against Buyer, FTI, Sellers, Nextera or the Assets for the purpose of enjoining or preventing the consummation of the transactions contemplated by this Agreement, or otherwise claiming that this Agreement or the consummation hereof is illegal.

                                   ARTICLE XI

                                 INDEMNIFICATION

         Section 11.1.     Survival of Representations, Warranties and
Agreements.

                  (a) Subject to the limitations set forth in Section 11.4 of this Agreement and notwithstanding any investigation conducted at any time with regard thereto by or on behalf of Buyer or FTI, all representations, warranties, covenants and agreements of Sellers and Nextera in this Agreement and in the Transaction Documents shall survive execution and delivery of this Agreement for a period of twenty-four (24) months, provided, however that (i) the representations and warranties set forth in Sections 5.6, 5.12, 5.16, 5.23 and 6.4 shall survive until the expiration of their applicable statutes of limitations and (ii) the representations and warranties contained in Sections 5.1, 5.2, 5.8, 5.11, 5.14, 6.1, 6.2 and 6.3 shall survive indefinitely. All representations and warranties of Sellers and Nextera and Buyer and FTI set forth in this Agreement and in the Transaction Documents shall be deemed to have been made again by Sellers and Nextera as of the Closing Date. In the event any claim for indemnification under Section 11.2 hereof shall have been given within the applicable survival period, the representations and warranties that are the subject of such indemnification claim shall survive until such time as such claim is finally resolved.

                  (b) As used in this Article, any reference to a representation, warranty or covenant contained in any Section of this Agreement shall include the schedule relating to such Section.

                  (c) Unless a specified period is set forth in this Agreement (in which event such specified period will control) the covenants contained herein will survive the Closing and remain in effect indefinitely.

         Section 11.2.     Indemnification by Sellers and Nextera.

                  (a) Subject to the limitations set forth in Section 11.4 of this Agreement, Sellers and Nextera, jointly and severally, shall indemnify and hold harmless the Buyer, FTI and their respective affiliates, officers, directors, stockholders, agents and each of their respective heirs, successors, assigns and executors ("BUYER INDEMNIFIED PARTIES"), from and against any and all losses, liabilities, damages, demands, claims, suits, actions, diminution in value, judgments or causes of action, assessments, costs and expenses, including, without limitation, interest, penalties, attorneys' fees, any and all expenses incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation (collectively, "DAMAGES"), asserted against, resulting to, imposed upon, or incurred or suffered by any Buyer Indemnified Party, directly or indirectly, as a result of or arising from the following (collectively, "SELLER INDEMNIFIABLE CLAIMS"):

                           (A) Any inaccuracy in or breach or nonfulfillment of
                  any of the representations, warranties, covenants or agreements made by Sellers or Nextera in this Agreement;

                           (B) Any Excluded Liabilities;

                           (C) Any Litigation relating to the Business; or

                           (D) Any liability or obligation incurred by Sellers
                  or Nextera following the Closing not related to the Business.

                  (b) Damages shall be determined without regard to whether or not, apart from the Seller Indemnifiable Claim with respect to such Damages, the transactions provided for in this Agreement prove generally to be favorable to Buyer and without regard to whether or not the facts and circumstances covered by any representation, warranty or covenant prove to be more favorable to Buyer than so represented, warranted or covenanted. Notwithstanding anything in this Agreement to the contrary, it is hereby agreed that solely for the purposes of the calculation of Damages pursuant to this Article XI, all materiality and Material Adverse Effect exceptions and qualifications set forth in any representation or warranty contained in this Agreement shall be disregarded.

         Section 11.3.     Indemnification by Buyer and FTI.

                  (a) Subject to the limitations set forth in Section 11.4 of this Agreement, Buyer and FTI shall indemnify and hold harmless Sellers, Nextera and their respective affiliates, officers, directors, stockholders, agents and each of their respective heirs, successors, assigns and executors ("SELLER INDEMNIFIED PARTIES") from and against any and all Damages asserted against, resulting to, imposed upon, or incurred or suffered by any Seller Indemnified Party, directly or indirectly, as a result of or arising from the following (collectively, "BUYER INDEMNIFIABLE CLAIMS"):

                           (A) Any inaccuracy in or breach or nonfulfillment of
                  any of the representations, warrants, covenants, or agreements made by Buyer or FTI in this Agreement;

                           (B) Any Assumed Liabilities; or

                           (C) Any liability or obligation incurred by Buyer or
                  FTI prior to the Closing not related to the Business.

                  (b) Damages shall be determined without regard to whether or not, apart from the Buyer Indemnifiable Claim with respect to such Damages, the transactions provided for in this Agreement prove generally to be favorable to Seller and without regard to whether or not the facts and circumstances covered by any representation, warranty or covenant prove to be more favorable to Seller than so represented, warranted or covenanted. Notwithstanding anything in this Agreement to the contrary, it is hereby agreed that solely for the purposes of the calculation of Damages pursuant to this Article X, all materiality and Material Adverse Effect exceptions and qualifications set forth in any representation or warranty contained in this Agreement shall be disregarded.

         Section 11.4. Limitations on Indemnification. Rights to indemnification hereunder are subject to the following limitations:

                  (a) The Parties shall not be entitled to indemnification hereunder with respect to a Seller Indemnifiable Claim or Buyer Indemnifiable Claim, as the case may be (either of a Seller Indemnifiable Claim or Buyer Indemnifiable Claim, as the case may be, an "INDEMNIFIABLE CLAIM") (or, if more than one Indemnifiable Claim is asserted, with respect to all Indemnifiable Claims) unless the aggregate amount of Damages with respect to such Indemnifiable Claim or Claims exceeds One Million Dollars ($1,000,000), in which event the indemnity provided for in Section 11.2 or 11.3 hereof shall be effective with respect to Indemnifiable Claims in excess of such Two Hundred Fifty Thousand Dollars ($250,000) amount (the "FLOOR"). Additionally, a claim shall not be considered an Indemnifiable Claim unless it individually (along with related claims) exceeds Twenty-Five Thousand Dollars ($25,000). The foregoing One Million Dollars ($1,000,000) aggregate deductible amount and the Twenty-Five Thousand Dollars ($25,000) individual claim amount shall not be applicable and shall not limit any indemnification sought with respect to claims asserted by third parties. In no event shall the indemnification obligation of Sellers or Nextera arising under this Article XI exceed an amount equal to Sixty-Five Million Dollars ($65,000,000) in the aggregate. In no event shall the indemnification obligation of Buyer arising under this Article XI exceed Thirteen Million Dollars ($13,000,000) in the aggregate. Notwithstanding the foregoing, none of the limitations on indemnification set forth in this Section 11.4(a) will apply to (i) Sellers' or Nextera's breach of representations made in Section 5.1, 5.2, 5.6, 5.11, 5.12, 5.14, 5.16, 6.1, 6.2, 6.3, 6.4
         and 8.7 (ii) any Seller Indemnifiable Claims by Buyer pursuant to
         Section 11.2(a)(B), 11.2(a)(C) or 11.2(a)(D) or (iii) any Buyer Indemnifiable Claims by Seller pursuant to Section 11.3(a)(B) or 11.3(a)(C).

                  (b) All indemnity payments payable hereunder shall be paid in immediately available funds within five (5) Business Days after the later of (i) the receipt of a written request from the party entitled to such indemnification payment and (ii) the day of payment of the amount that is the subject of the indemnification payment by the Party entitled to receive the indemnification payment. All such indemnification payments shall be made to the accounts and in the manner specified in writing by the Party entitled to receive such indemnification payments.

         Section 11.5. Procedure for Indemnification with Respect to Third-Party Claims.

                  (a) If either Party (the "INDEMNIFIED PARTY") determines to seek indemnification under this Article with respect to Indemnifiable Claims resulting from the assertion of liability by third parties, it shall give notice to the other party (the "INDEMNIFYING PARTY") within ten (10) days of the Indemnified Party's becoming aware of any such Indemnifiable Claim or of facts upon which any such Indemnifiable Claim will be based; the notice shall set forth such information with respect thereto as is then reasonably available to the Indemnified Party. If any such liability is asserted against the Indemnified Party, and the Indemnified Party notifies the Indemnifying Party thereof, the Indemnifying Party will be entitled, if it so elects by written notice delivered to the Indemnified Party within twenty (20) days after receiving the Indemnified Party's notice, to assume the defense thereof with counsel satisfactory to the Indemnified Party. Notwithstanding the foregoing, (i) the Indemnified Party shall also have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party; and (ii) the rights of the Indemnified Party to be indemnified hereunder in respect of Indemnifiable Claims resulting from the assertion of liability by third parties shall not be adversely affected by its failure to give notice pursuant to the foregoing unless, and, if so, only to the extent that, the Indemnifying Party is materially prejudiced thereby. With respect to any assertion of liability by a third party that results in an Indemnifiable Claim, the Parties hereto shall make available to each other all relevant information in their possession material to any such assertion.

                  (b) In the event that the Indemnifying Party, within twenty (20) days after receipt of the aforesaid notice of an Indemnifiable Claim, fails to assume the defense of the Indemnified Party against such Indemnifiable Claim, the Indemnified Party shall have the right to undertake the defense, compromise or settlement of such action on behalf of and for the account and risk of the Indemnifying Party with the consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

                  (c) Notwithstanding anything in this Section to the contrary, (i) if there is a reasonable probability that an Indemnifiable Claim may materially and adversely affect Buyer or FTI, other than as a result of money damages or other money payments, Buyer and FTI shall have the right to defend, compromise or settle such Indemnifiable Claim; and (ii) Sellers and Nextera shall not, without Buyer's written consent, settle or compromise any Indemnifiable Claim or consent to entry of any judgment in respect thereof unless such settlement, compromise or consent includes as an unconditional term thereof providing for the giving by the claimant or the plaintiff to Buyer and FTI a release from all liability in respect of such Indemnifiable Claim.

         Section 11.6. Insurance Proceeds; Recoveries under Section 3.5. To the extent that any Indemnifiable Claim is covered by insurance held by the Indemnified Party, such Indemnified Party shall be entitled to indemnification pursuant to this Article XI only with respect to the amount of Damages that are in excess of the cash proceeds received by such Indemnified Party pursuant to such insurance. If such Indemnified Party receives such cash insurance proceeds prior to the time such Indemnifiable Claim is paid, then the amount payable by the Indemnifying Party pursuant to such Indemnifiable Claim shall be reduced by the amount of such insurance proceeds. If such Indemnified Party receives such cash insurance proceeds after such Indemnifiable Claim is paid, then upon receipt by the Indemnified Party of any cash proceeds pursuant to such insurance up to the amount of the Damages incurred by such Indemnified Party with respect to such Indemnifiable Claim, such Indemnified Party shall repay any portion of such amount which was previously paid by the Indemnifying Party to the Indemnified Party in satisfaction of such Indemnifiable Claim. In addition to the foregoing, the Parties acknowledge and agree that, if FTI and Buyer have received a recovery or compensation under Section 3.5 for uncollectible Receivables or any Estimated Working Capital Discrepancy Amount, FTI and Buyer shall have no right to make any additional claim under Article XI to the extent of the amount of such claim that has been recovered or compensated under Section 3.5.

                                   ARTICLE XII

                                   TERMINATION

         Section 12.1. Termination. This Agreement may be terminated at any time prior to the Closing by written notice:

                  (a) by mutual written agreement of FTI and Nextera in each case duly authorized by their respective Boards of Directors or a duly authorized committee thereof;

                  (b)      by either FTI or Nextera, if

                           (i) the transactions contemplated by this Agreement have not been consummated by December 31, 2003; provided, however, that such date shall be extended to February 29, 2004 if the transactions contemplated by this Agreement have not been consummated by December 31, 2003 as a result of delays in connection with comments, questions or documentary or informational requests from the SEC in connection with the Proxy Statement or from the Department of Justice or the Federal Trade Commission in connection with the Parties' filings under the HSR Act (as such date may be extended, the "END DATE"); provided, however, that the right to terminate this Agreement under this Section 12.1(b)(i) shall not be available to any Party whose breach of any provision of this Agreement has resulted in the failure of the transactions contemplated by this Agreement to occur on or before the date this Agreement is sought to be terminated pursuant to this clause (i);

                           (ii)     there shall be any law that makes
         consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or any judgment, injunction, order or decree of any Governmental Authority having competent jurisdiction enjoining Nextera, Sellers, FTI or Buyer from consummating such transactions is entered and the injunction, judgment, order or decree shall have become final and nonappealable and, prior to that termination, the Parties shall have used reasonable best efforts to resist, resolve or lift, as applicable, the law, judgment, injunction, order or decree; or (A) the Nextera Stockholder Meeting has been convened and concluded and (B) the Nextera Stockholder Approval shall not have been obtained; or

                           (iii)    if the Nextera Stockholder Meeting
         (including any postponements and adjournments thereof) shall have been held and completed and the Nextera Stockholders shall have taken a final vote on the Nextera Recommendation and the Nextera Stockholder Approval shall not have been obtained;

                  (c)      by Nextera:

                  (i) if a breach of or failure to perform in any material respect any representation, warranty, covenant or agreement on the part of Buyer or FTI set forth in this Agreement shall have occurred which would cause any of the conditions set forth in Article X not to be satisfied, and such condition shall be incapable of being satisfied by the End Date; or

                  (ii) as contemplated by Section 7.4(b)(iii); provided, however, that no such termination shall relieve Nextera or Sellers from their obligations under Section 12.2(c) below; or

                  (d)      by FTI, if:

                           (i) a breach of or failure to perform in any material respect any representation, warranty, covenant or agreement on the part of Nextera or Sellers set forth in this Agreement shall have occurred which would cause any of the conditions set forth in Article IX not to be satisfied, and such condition is incapable of being satisfied by the End Date;

                           (ii) (A) the Board of Directors of Nextera (1) amends, withdraws, modifies, changes, conditions or qualifies the Nextera Recommendation in a manner adverse to Buyer and the transactions contemplated by this Agreement; (2) approves or recommends to the Nextera Stockholders an Acquisition Proposal (other than by Buyer as contemplated by this Agreement); or (3) approves a resolution or agrees to do any of the matters set forth in the immediately foregoing clauses (1) and (2); or (B) after the third Business Day following Buyer's receipt of a Notice of Superior Proposal, unless prior to such termination (x) a new Notice of Superior Proposal has been delivered with respect to an Acquisition Proposal by a different Person than the prior Notice of Superior Proposal (in which event, such new Notice of Superior Proposal shall then be subject to this Section 12.1(d)(ii)(B)), (y) a new Notice of Superior Proposal has been delivered with respect to a Modified Superior Proposal (in which event, such new Notice of Superior Proposal shall then be subject to this
         Section 12.1(d)(ii)(B)) or (z) Nextera shall have irrevocably withdrawn such Notice of Superior Proposal and terminated all discussions and negotiations with such Person regarding any Acquisition Proposal; or

                           (iii) any Person or group (other than Buyer or its affiliates) acquires beneficial ownership of a majority of the outstanding capital stock of Sellers or Nextera.

         Section 12.2.     Effect of Termination.

                  (a)      If this Agreement is terminated pursuant to Section
         12.1 (except as provided in Section 12.2(b) below), there shall be no liability or obligation on the part of

         Buyer, FTI, Sellers, Nextera, or any of their respective officers, directors, stockholders, agents or affiliates, except no such termination shall relieve any Party hereto of any liability or damages resulting from any willful breach of this Agreement; provided that the provisions of Sections 8.3, 8.5, 12.2, 12.3 and Article XI of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

                  (b) In the event that this Agreement is terminated by any Party pursuant to Section 12.1(b)(i) (provided that at the time of such termination, the condition precedent in Section 9.2(a) and Section 10.2(a) shall have been satisfied), Nextera shall pay to FTI up to One Million Five Hundred Thousand Dollars ($1,500,000) of Buyer's and FTI's reasonable actual out-of-pocket legal, investment banking and accounting expenses through the date of such termination.

                  (c)      In the event that:

                           (A) this Agreement is terminated by FTI pursuant to
                  Section 12.1(d)(ii) or Section 12.1(d)(iii);

                           (B) this Agreement is terminated by Nextera pursuant
                  to Section 12.1(c)(ii);

                           (C) this Agreement is terminated pursuant to Section
                  12.1(b)(iii); or

                           (D) this Agreement is terminated pursuant to Section
                  12.1(b)(i) (provided that at the time of such termination, the condition precedent in Section 9.2(a) and Section 10.2(a) shall have been satisfied) or Section 12.1(d)(i) and, in each case, Sellers and Nextera shall have disclosed, announced or accepted an Acquisition Proposal;

                  then Nextera shall pay to FTI (in immediately available funds to an account designated by FTI) (the "TERMINATION FEE"):

                           (1) within five (5) Business Days following Nextera's receipt of documentation describing in reasonable detail Buyer's reasonable actual out-of-pocket legal, investment banking and accounting expenses, a cash amount equal to (x) up to One Million Five Hundred Thousand Dollars ($1,500,000) of such reasonable actual out-of-pocket legal, investment banking and accounting expenses through the date of such termination and (y) an additional One Million Dollars ($1,000,000); and

                           (2) if a Superior Proposal is consummated by Sellers or Nextera within twelve (12) months after the occurrence of the event giving rise to such termination, within five (5) Business Days following the consummation of such Superior Proposal a cash amount equal to Three Million Five Hundred Thousand Dollars ($3,500,000); and

                  Sellers and Nextera agree to use reasonable commercial efforts to consummate any Superior Proposal that causes any termination of this Agreement under Section 12.1(c)(ii).

The Parties acknowledge and agree that Nextera will in no event be required to pay more than One Million Five Hundred Thousand Dollars ($1,500,000) of Buyer's reasonable actual out-of-pocket legal, investment banking and accounting expenses, and that such amount shall be required to be paid by Nextera only once.

         Section 12.3. Fees And Expenses. Except as otherwise specifically provided herein, all fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the Party incurring expenses, whether or not the transactions contemplated hereby are consummated.

                                  ARTICLE XIII

                            MISCELLANEOUS PROVISIONS

         Section 13.1. Notices. All notices and other communications required or permitted under this Agreement shall be deemed to have been duly given and made if in writing (a) at the time it is served either by personal delivery to the Party for whom intended (b) five (5) days after the date it is deposited, postage prepaid, certified or registered mail, return receipt requested, in the United States mail bearing the address shown in this Agreement for, or such other address as may be designated in writing hereafter by, such Party or (c) if given by facsimile, when the facsimile is transmitted to the facsimile number specified in this Section and the appropriate facsimile confirmation is received:

                If to Buyer or FTI:        FTI Consulting, Inc.
                                           909 Commerce Road
                                           Annapolis, MD 21401
                                           Attention: Dianne Sagner, Esq.
                                           Theodore Pincus
                                           Fax: 410-224-2809

                with a copy to:            Paul, Hastings, Janofsky & Walker LLP
                                           75 East 55th Street,
                                           New York, NY 10022
                                           Attention: Charles H. Baker, Esq.
                                           Fax: 212-230-7621

                If to Sellers or Nextera:  Nextera Enterprises, Inc.
                                           One Cambridge Center, 7th Floor
                                           Cambridge, MA 02142
                                           Attention: Michael P. Muldowney
                                           Fax: 617-715-0201

                with a copy to:            Maron & Sandler
                                           1250 Fourth Street, Suite 550
                                           Santa Monica, CA 90401
                                           Attention: Richard V. Sandler, Esq.
                                           Fax: 310-570-4901

         Section 13.2. Entire Agreement. This Agreement, the exhibits and schedules hereto, and the documents referred to herein, along with the Confidentiality Agreement, embody the entire agreement and understanding of the Parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, oral or written, relative to said subject matter.

         Section 13.3. Binding Effect; Assignment. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon Sellers and Nextera, their successors and permitted assigns, and Buyer and FTI, their successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be transferred or assigned (by operation of law or otherwise) by any of the Parties hereto without the prior written consent of the other Party or Parties; provided, however, that the Buyer may assign at any time after the date hereof any of its rights under this Agreement, in whole or in part, to any affiliate of Buyer without obtaining the consent of Sellers or Nextera. Any transfer or assignment of any of the rights, interests or obligations hereunder in violation of the terms hereof shall be void and of no force or effect.

         Section 13.4. Captions. The Article and Section headings of this Agreement are inserted for convenience only and shall not constitute a part of this Agreement in construing or interpreting any provision hereof.

         Section 13.5. Waiver; Consent. This Agreement may not be changed, amended, terminated, augmented, rescinded or discharged (other than by performance), in whole or in part, except by a writing executed by all of the Parties hereto, and no waiver of any of the provisions or conditions of this Agreement or any of the rights of a Party hereto shall be effective or binding unless such waiver shall be in writing and signed by the Party claimed to have given or consented thereto. Except to the extent that a Party hereto may have otherwise agreed in writing, no waiver by that Party of any condition of this Agreement or breach by the other Party of any of its obligations or representations hereunder or thereunder shall be deemed to be a waiver of any other condition or subsequent or prior breach of the same or any other obligation or representation by the other Party, nor shall any forbearance by the first Party to seek a remedy for any noncompliance or breach by the other Party be deemed to be a waiver by the first Party of its rights and remedies with respect to such noncompliance or breach.

         Section 13.6. No Third Party Beneficiaries. Subject to Section 13.3 hereof, nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person, firm, corporation or legal entity, other than the Parties hereto, any rights, remedies or other benefits under or by reason of this Agreement.

         Section 13.7. Counterparts. This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

         Section 13.8. Gender. Whenever the context requires, words used in the singular shall be construed to mean or include the plural and vice versa, and pronouns of any gender shall be deemed to include and designate the masculine, feminine or neuter gender.

         Section 13.9. Remedies of Buyer. The Assets are unique and not readily available. Accordingly, Sellers and Nextera acknowledge that, in addition to all other remedies to which Buyer and FTI are entitled, Buyer and FTI shall have the right to enforce the terms of this Agreement by a decree of specific performance, provided Buyer and FTI are not in material default hereunder. The rights and remedies conferred upon Buyer and FTI under this Agreement or by any instrument or law shall be cumulative and may be exercised singularly or concurrently.

         Section 13.10. No Personal Liability. FTI and Buyer acknowledge that the individuals executing the Transaction Agreements or any exhibit, schedule or agreement delivered by Sellers or Nextera in connection with this Agreement and the individuals included in the definition of Knowledge with respect to Sellers and Nextera are acting in their respect capacities as officers of Sellers and/or Nextera and such individuals shall have no personal liability to FTI or Buyer for any matter set forth herein or in such other exhibit, schedule or agreement.

         Section 13.11. Governing Law. This Agreement shall in all respects be construed in accordance with and governed by the laws of the State of New York. It is the intention of the Parties that this Agreement shall be deemed to have been entered into in New York County, New York and that the laws of the State of New York should govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the Parties. The Parties agree to non-exclusive jurisdiction in any federal, state or local courts located in, or otherwise, having jurisdiction over New York County or New York City, New York as well as non-exclusive jurisdiction in any federal, state or local courts located in, or otherwise, having jurisdiction over Los Angeles County or the City of Los Angeles, California and the Parties hereby consent to personal jurisdiction in such courts and waive any objection based on Forum Non Coveniens and any objection to jurisdiction or venue of any action instituted hereunder.

         Section 13.12. Definitions. The following terms, whenever used in this Agreement, shall have the respective meanings set forth below:

         "ACCOUNTING REFEREE" shall have the meaning set forth in Section
3.5(i).

         "ACQUISITION PROPOSAL" means any offer or proposal (whether or not in writing) from any Person, other than as contemplated by this Agreement, regarding any of the following: (a) a transaction pursuant to which any Person or "group" (as such term is defined in Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) acquires or would acquire beneficial ownership of more than twenty percent (20%) of the total outstanding shares voting securities of Sellers or Nextera, whether from the stockholders of Sellers or Nextera (in the case of Seller) pursuant to a tender offer or exchange offer or otherwise, (b) a merger, consolidation, business combination, reorganization, sale of all or substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving Sellers or Nextera, or
(c) any transaction which would result in a Person or group acquiring more than 20% of the fair market value on a consolidated basis of the assets (including, without limitation, the capital stock of subsidiaries) of Sellers or Nextera's other subsidiaries immediately prior to such transaction (whether by purchase of assets, acquisition of stock of a subsidiary or otherwise).

         "AFFILIATE" shall have the meaning set forth in Section 5.16(a).

         "AGREEMENT" shall have the meaning set forth in the Preamble.

         "ANNUAL FINANCIAL STATEMENTS" shall have the meaning set forth in
Section 5.3(a).

         "APPLICABLE LAWS" shall have the meaning set forth in Section 5.7.

         "ASSETS" shall have the meaning set forth in Section 1.1.

         "ASSUMED EMPLOYMENT LIABILITIES" shall have the meaning set forth in
Section 8.4.

         "ASSUMED LIABILITIES" shall have the meaning set forth in Section 2.1.

         "BALANCE SHEET DATE" means the date of the audit of the financial statements of Lexecon.

         "BASE RECEIVABLES" shall have the meaning set forth in Section 3.5(g).

         "BUSINESS" shall have the meaning set forth in the Preliminary Statements.

         "BUSINESS DAY" means any day, other than a Saturday, Sunday or one on which banks are authorized by Law to be closed in New York, New York.

         "BUSINESS RECORDS" shall have the meaning set forth in Section 1.1(m).

         "BUYER" shall have the meaning set forth in the Preamble.

         "BUYER INDEMNIFIED PARTIES" shall have the meaning set forth in Section 11.2(a).

         "BUYER INDEMNIFIABLE CLAIMS" shall have the meaning set forth in
Section 11.3(a).

         "CASH CLOSING AMOUNT" shall have the meaning set forth in Section 3.2.

         "CLAIMS" shall have the meaning set forth in Section 1.1(l).

         "CLOSING" shall have the meaning set forth in Section 4.1.

         "CLOSING DATE" shall have the meaning set forth in Section 4.1.

         "CLOSING DATE BALANCE SHEET" shall have the meaning set forth in
Section 3.5(e)(ii).

         "CLOSING WORKING CAPITAL" shall have the meaning set forth in Section 3.5(e)(ii).

         "CLOSING WORKING CAPITAL DISCREPANCY AMOUNT" shall have the meaning set forth in Section 3.5(f).

         "CODE" means the Internal Revenue Code of 1986, as amended.

         "COLLECTIBLE ACCOUNTS RECEIVABLE DETERMINATION" shall have the meaning set forth in Section 3.5(g).

         "COLLECTION REVIEW PERIOD" shall have the meaning set forth in Section 3.5(e).

         "CONFIDENTIALITY AGREEMENT" shall have the meaning set forth in Section 8.5.

         "CONTRACTS" shall have the meaning set forth in Section 1.1(c).

         "COPYRIGHTS" shall have the meaning set forth in Section 1.1(g).

         "CURRENT ASSETS" shall mean, without duplication, the sum of the following line items set forth on the applicable balance sheet, in each case accounted for in accordance with GAAP: (i) Accounts and Notes Receivable and
(ii) Prepaids and Other Current Assets, including, without limitation, the IPO Case Receivables.

         "CURRENT LIABILITIES" shall mean, without duplication, the sum of the following line items set forth on the applicable balance sheet, in each case accounted for in accordance with GAAP: (i) Accounts Payable and Accrued Liabilities and (ii) Capital Lease Obligations - Current, including, without limitation, Sellers' payment obligations relating to the IPO Case Receivables. Any liability that would be classified as a Current Liability for purposes of this definition but which is also classified as "Indebtedness" under the definition thereof in this Section 13.12 shall be treated as Indebtedness and shall not be treated as a Current Liability for purposes of the calculations in
Section 3.5 hereof.

         "DAMAGES" shall have the meaning set forth in Section 11.2(a).

         "DISCREPANCY REPAYMENT" shall have the meaning set forth in Section 3.5(f).

         "DGCL" means the Delaware General Corporate Law, as amended.

         "EMPLOYMENT AGREEMENT" shall have the meaning set forth in Section 7.6.

         "ENCUMBRANCE" means any claim, lien, pledge, option, charge, easement, security interest, encumbrance or other right of third parties; provided, however, that Encumbrances shall not include any: (a) Encumbrances for Taxes or other governmental charges not yet due and payable by a Person or the amount or validity of which is being contested by such Person in good faith by appropriate proceedings; (b) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the real property which are not violated by the current use and operation of the real property by Sellers or Nextera; (c) covenants, conditions, restrictions, easements and other matters of record affecting title to the real property which do not unreasonably interfere with the current use, occupancy, or value, or the marketability of title, of real property; and (d) Encumbrances arising under original purchase price conditional sales contracts and equipment leases with third parties in the ordinary course of business, including without limitation, the Personal Property Leases.

         "END DATE" shall have the meaning set forth in Section 12.1(b)(i).

         "ENVIRONMENTAL LAWS" means all applicable laws in effect as of the Closing Date which deal with Solid Waste, hazardous waste, wastewater discharges, water quality, drinking water, air emissions, air quality (indoor or outdoor), Hazardous Substances, asbestos, toxic substances, radioactive materials or waste, petroleum or its derivatives, wetlands, lead-based paint, radon, employee health and safety or community right-to-know.

         "ERISA" shall have the meaning set forth in Section 5.16(a).

         "ERISA AFFILIATE" shall have the meaning set forth in Section 5.16(a).

         "ESCROW AGREEMENT" shall have the meaning set forth in Section 3.2(b).

         "ESCROW AMOUNT" means One Million, Five Hundred Thousand Dollars ($1,500,000).

         "ESTIMATED CLOSING BALANCE SHEET" shall have the meaning set forth in
Section 3.5(b).

         "ESTIMATED CLOSING WORKING CAPITAL" shall have the meaning set forth in
Section 3.5(b).

         "ESTIMATED WORKING CAPITAL DISCREPANCY AMOUNT" shall have the meaning set forth in Section 3.5(d).

         "EXCHANGE ACT" shall have the meaning set forth in Section 7.4(a)(iii).

         "EXCLUDED ASSETS" shall have the meaning set forth in Section 1.2.

         "FICTITIOUS NAME" shall have the meaning set forth in Section 9.16.

         "FLOOR" shall have the meaning set forth in Section 11.4.

         "FORMATION DOCUMENTS" shall have the meaning set forth in Section 5.1.

         "FTI" shall have the meaning set forth in the Preamble.

         "GAAP" means United States generally accepted accounting principles and practices, consistently applied.

         "GOODWILL" shall have the meaning set forth in Section 1.1(n).

         "GOVERNMENTAL AUTHORITY" means any federal, state, or local governmental authority or instrumentality, including any court, tribunal or administrative agency, department, bureau, commission or board.

         "HAZARDOUS SUBSTANCES" means asbestos, radioactive substances, radon, PCBs, petroleum and any substance deemed under federal or applicable state law or regulation a hazardous or toxic substance, material, chemical substance, pollutant, waste, pesticide or fungicide.

         "HIRED EMPLOYEES" shall have the meaning set forth in Section 8.4.

         "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "INDEBTEDNESS" of each of Sellers and Nextera shall include, without duplication: (i) all indebtedness of Sellers and Nextera for borrowed money or for the deferred purchase price of property or services (other than current liabilities for trade payables incurred and payable in the ordinary course of business); (ii) any other indebtedness of Sellers or Nextera which is evidenced by a note, mortgage, bond, debenture or similar instrument; (iii) all long-term obligations of Sellers or Nextera under capitalized leases; (iv) all loans to Sellers or Nextera from officers or stockholders; (v) all liabilities of Sellers or Nextera related to lease obligations for closed offices; (vi) all liabilities of Sellers or Nextera for the payment of money related to acquisitions of or by Sellers or Nextera; (vii) net liabilities associated with intercompany balances and (viii) the portion calculable and non-contingent as of the Closing Date, whether or not then payable, of amounts required to be paid by Sellers or Nextera resulting from or triggered by the Closing pursuant to a non-compete payment obligation or change of control payment obligation, in each case including all accrued and unpaid interest (including, without limitation, the non-complete payments set forth on Schedule 9.19), but excluding any non-compete payments listed on Schedule 8.4.

         "INDEMNIFIABLE CLAIMS" shall have the meaning set forth in Section 11.4(a).

         "INDEMNIFIED PARTY" shall have the meaning set forth in Section
11.5(a).

         "INDEMNIFYING PARTY" shall have the meaning set forth in Section
11.5(a).

         "IPO CASE RECEIVABLES" means Receivables in an amount not to exceed One Million, Five Hundred Fifty Thousand Dollars ($1,550,000) that are related to the matters set forth as Items 112 and 123 on Schedule 5.26 under the caption "Other Contracts."

         "JUNE BALANCE SHEET" shall have the meaning set forth in Section
5.3(a).

         "KNOWLEDGE" means (a) with respect to the Sellers or Nextera, the actual knowledge of Dennis Carlton, Michael Dolan, Daniel Fischel, Jerry Hausman, Joseph Kalt, Michael Muldowney, Richard Sandler and Mark Zumbach and
(b) with respect to Buyer or FTI, the actual knowledge of Jack Dunn, Stuart Kahn, Theodore Pincus and Philip Jacoby.

         "LEASE ASSIGNMENT" shall have the meaning set forth in Section 9.13.

         "LEASED REAL PROPERTY" shall have the meaning set forth in Section
5.23.

         "LIABILITY" means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).

         "LITIGATION" means any litigation, legal action, arbitration, proceeding, demand, claim or investigation, whether or not pending or threatened on the Closing Date, affecting or brought by or against Sellers or the Assets, with respect to events, circumstances, actions or inactions occurring or existing prior to the Closing.

         "MARKS" shall have the meaning set forth in Section 1.1(g).

         "MATERIAL ADVERSE EFFECT" shall have the meaning set forth in Section 5.4.

         "MEDICAL PLAN PAYMENT" means the amount designated by Sellers in a writing delivered to Buyer five (5) days prior to the Closing Date, which represents Sellers' good faith estimate of the Liabilities under Sellers' self-insured medical plan that have been incurred in accordance with past practice as of the Closing Date.

         "MODIFIED SUPERIOR PROPOSAL" shall have the meaning set forth in
Section 7.4(b)(iii).

         "MULTIEMPLOYER PLAN" shall have the meaning set forth in Section
5.16(c).

         "MULTIPLE EMPLOYER PLAN" shall have the meaning set forth in Section 5.16(c).

         "NEXTERA" shall have the meaning set forth in the Preamble.

         "NEXTERA CLASS A COMMON STOCK" means the class A common stock, par value $0.001 per share of Nextera.

         "NEXTERA CLASS B COMMON STOCK" means the class B common stock, par value $0.001 per share of Nextera.

         "NEXTERA COMMON STOCK" means Nextera Class B Common Stock and Nextera Class A Common Stock.

         "NEXTERA PREFERRED STOCK" means the series A cumulative convertible preferred stock, par value $0.001 per share of Nextera.

         "NEXTERA RECOMMENDATION" shall have the meaning set forth in Section
7.3.

         "NEXTERA STOCK" means Nextera Class A Common Stock, Nextera Class B Common Stock and Nextera Preferred Stock.

         "NEXTERA STOCKHOLDER APPROVAL" shall have the meaning set forth in
Section 5.2(b).

         "NEXTERA STOCKHOLDER MEETING" shall have the meaning set forth in
Section 7.3.

         "NEXTERA STOCKHOLDERS" means all of the holders of the outstanding Nextera Stock.

         "NON-COMPETE AGREEMENTS" shall have the meaning set forth in Section
2.2.

         "NOTICE OF SUPERIOR PROPOSAL" shall have the meaning set forth in
Section 7.4(b)(iii).

         "OWNED INTELLECTUAL PROPERTY" shall have the meaning set forth in
Section 5.8(a).

         "PATENTS" shall have the meaning set forth in Section 1.1(g).

         "PARTIES" shall have the meaning set forth in the Preamble.

         "PERMITS" shall have the meaning set forth in Section 1.1(f).

         "PERMITTED ACTIONS" shall have the meaning set forth in Section 7.4(b)(i).

         "PERSON" means an individual, partnership, corporation, association, joint stock company, limited liability company, trust, joint venture, or unincorporated organization, however described.

         "PERSONAL PROPERTY LEASES" shall have the meaning set forth in Section 1.1(h).

         "PERSONAL PROPERTY" shall have the meaning set forth in Section 1.1(b).

         "PRE-CLOSING TAX PERIOD" means any taxable period beginning and ending before the Closing Date.

         "PROFIT SHARING PLAN PAYMENT" means the amount designated by Sellers in writing and delivered to Buyer five (5) days prior to the Closing Date, which represents Sellers' good faith estimate of the contributions required to be made in accordance with past practice with respect to the time period ended on the Closing Date under Sellers' Lexecon Retirement & Savings Plan, which is intended to qualify under Section 401 of the Code.

         "PROPRIETARY RIGHTS" shall have the meaning set forth in Section
1.1(g).

         "PROXY STATEMENT" means the proxy statement to be mailed to the Nextera Stockholders in connection with the Nextera Stockholder Approval, together with any amendments or supplements thereto, which shall, among other things, set forth the Nextera Recommendation.

         "PURCHASE PRICE" shall have the meaning set forth in Section 3.1.

         "REAL PROPERTY LEASES" shall have the meaning set forth in Section 1.1(a).

         "RELATED PERSONS" shall have the meaning set forth in Section 5.25.

         "RECEIVABLES" shall have the meaning set forth in Section 1.1(i).

         "SEC" means the Securities and Exchange Commission.

         "SELLER" shall have the meaning set forth in the Preamble.

         "SELLER INDEMNIFIED PARTIES" shall have the meaning set forth in
Section 11.3.

         "SELLER INDEMNIFIABLE CLAIMS" shall have the meaning set forth in
Section 11.2(a).

         "SELLER PLANS" shall have the meaning set forth in Section 5.16(a).

         "SELLER PLAN LIABILITIES" means any Liability attributable to a Seller Plan, including the Seller Plan Payments.

         "SELLER PLAN PAYMENTS" means the aggregate of the Profit Sharing Plan Payment and the Medical Plan Payment.

         "SOFTWARE" shall have the meaning set forth in Section 1.1(g).

         "SOLID WASTE" means any substance deemed a waste under any applicable federal, state, county or local laws, ordinances, rules or regulations and also infectious waste, residual waste, hazardous waste or nuclear/radioactive waste regardless of the level of radioactivity.

         "STRADDLE PERIOD" means any taxable period beginning before and ending after the Closing Date.

         "SUPERIOR PROPOSAL" means any written, bona fide Acquisition Proposal that a majority of the disinterested members of the Nextera's Board of Directors determines in good faith, after considering the advice of outside legal counsel and financial advisors, would result in a transaction, if consummated, that would be more favorable to Nextera Stockholders (taking into account all facts and circumstances, including all legal, financial, regulatory and other aspects of the proposal and the identity of the offeror) than the transactions contemplated hereby and is reasonably capable of being consummated (including, without limitation, the availability of committed financing, to the extent needed to complete the transaction).

         "TAX RETURN" means any tax return, declaration of estimated tax, tax report or other tax statement, or any other similar filing, including any schedule or attachment thereto, and including any amendment thereof, required to be submitted to any Governmental Authority with respect to any Tax.

         "TAX" or "TAXES" means any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs duties, tariffs, and similar charges.

         "TERMINATION FEE" shall have the meaning set forth in Section 12.2(b).

         "TRADE NAME" shall have the meaning set forth in Section 9.17.

         "TRADE SECRETS" shall have the meaning set forth in Section 1.1(g).

         "TRANSACTION DOCUMENTS" means this Agreement, and the Escrow Agreement.

         "VOTING AGREEMENT" shall have the meaning set forth in the Preliminary Statements.

         "WARN" shall have the meaning set forth in Section 5.15(c).

         "WITHHELD RECEIVABLES" means such client accounts receivable that are designated by Sellers and Nextera from the list of clients set forth on Schedule
13.12 pursuant to Section 3.5 and are equal to the sum of (a) the outstanding principal balance at Closing under that portion of the loan made by Knowledge Universe, Inc. on July 17, 2003 plus (b) the amount by which one-half (1/2) of the Seller Plan Payments exceeds the Medical Plan Payment.

         "WARRANTIES" shall have the meaning set forth in Section 1.1(k).

         "WORK-IN-PROCESS" shall have the meaning set forth in Section 1.1(d).

         "WORKING CAPITAL" shall mean Current Assets minus Current Liabilities.

         "WORKING CAPITAL SCHEDULE" shall have the meaning set forth in Section 3.5(a).

         "WORKING CAPITAL TARGET" shall have the meaning set forth in Section 3.5(d).

                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

FTI CONSULTING, INC.                        LEXECON INC.

By: /s/ Theodore I. Pincus                  By: /s/ Michael P. Muldowney
    -------------------------------             --------------------------------
    Name: Theodore I. Pincus                    Name: Michael P. Muldowney
    Title: Executive Vice President and         Title: Assistant Secretary
    Chief Financial Officer

LI ACQUISITION COMPANY, LLC                 CE ACQUISITION CORP.

By: /s/ Theodore I. Pincus                  By: /s/ Michael P. Muldowney
    -------------------------------             --------------------------------
    Name: Theodore I. Pincus                    Name: Michael P. Muldowney
    Title: Executive Vice President and         Title: Vice President
    Chief Financial Officer

                                            ERG ACQUISITION CORP.

                                            By: /s/ Michael P. Muldowney
                                                --------------------------------
                                                Name: Michael P. Muldowney
                                                Title: Vice President

                                            NEXTERA ENTERPRISES, INC.

                                            By: /s/ Michael P. Muldowney
                                                --------------------------------
                                                Name: Michael P. Muldowney
                                                Title: Chief Operating Officer
                                                and Chief Financial Officer